Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated

April 3, 2022

by and among

Hypebeast Limited,

Hypebeast WAGMI Inc., and

Iron Spark I Inc.

TABLE OF CONTENTS

Page

Article I DEFINITIONS	7

1.1	Definitions	7
1.2	Section References	19

Article II THE MERGER	21

2.1	Share Consolidation	21
2.2	The Merger	22
2.3	Closing; Effective Time	22
2.4	Effect of the Merger	22
2.5	Certificate of Incorporation and By-laws of the Surviving Corporation	23
2.6	Directors and Officers of the Surviving Corporation	23
2.7	Directors and Officers of the Company	23
2.8	Effect on Issued Securities of SPAC and Merger Sub	23
2.9	Closing Deliverables	24
2.10	Taking of Necessary Action; Further Action	25
2.11	Section 368 Reorganization	25

Article III CONSIDERATION	25

3.1	Conversion of Capital	26
3.2	Withholding	26

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY	27

4.1	Corporate Existence and Power	27
4.2	Authorization	27
4.3	Governmental Authorization; Consents	28
4.4	Non-Contravention	28
4.5	Capital Structure	28
4.6	Issuance of Shares	29
4.7	Charter Documents	29
4.8	Corporate Records	29
4.9	Subsidiaries and Controlled Entities	29
4.10	Company Financial Statements	30
4.11	Books and Records	31
4.12	Absence of Certain Changes	32
4.13	Properties; Title to the Company Group’s Assets	32
4.14	Litigation	32
4.15	Contracts	33

4.16	Licenses and Permits	34
4.17	Compliance with Laws	34
4.18	Intellectual Property	35
4.19	Material Customers	36
4.20	Employees	37
4.21	Employment and Employee Benefit Matters	37
4.22	Withholding	39
4.23	Tax Matters	39
4.24	Environmental Laws	40
4.25	Finders’ Fees	41
4.26	Powers of Attorney and Suretyships	41
4.27	Information Supplied	41
4.28	Data Protection	41
4.29	Information Technology	42
4.30	Insurance	42
4.31	Competition and Trade Regulation	43
4.32	Affiliate Agreements	43
4.33	COVID-19	43
4.34	Certain Business Practices	43
4.35	Money Laundering Laws	44
4.36	Not an Investment Company	44
4.37	No Company Acquisition Transactions	44
4.38	No Additional Representation or Warranties	44

Article V REPRESENTATIONS AND WARRANTIES OF THE SPAC	44

5.1	Corporate Existence and Power	44
5.2	Corporate Authorization	44
5.3	Corporate Structure; Subsidiaries	45
5.4	Governmental Authorization	45
5.5	Non-Contravention	45
5.6	Finders’ Fees	45
5.7	Capitalization	45
5.8	Information Supplied	46
5.9	Trust Fund	46
5.10	Listing	47
5.11	SPAC SEC Documents and Financial Statements	47
5.12	Litigation	49
5.13	Absence of Certain Changes	49
5.14	Business Activities	49
5.15	Affiliate Agreements	50
5.16	Compliance with Laws	50
5.17	Certain Business Practices	50
5.18	Money Laundering Laws	50
5.19	Not an Investment Company; JOBS Act	50
5.20	Tax Matters	50
5.21	Contracts	51
5.22	No SPAC Acquisition Transactions	51
5.23	No Additional Representation or Warranties	52

Article VI COVENANTS OF THE COMPANY AND/OR THE SPAC PENDING CLOSING	52

6.1	Conduct of Business of the Company	52
6.2	Conduct of Business of the SPAC	54
6.3	Access to Information	56
6.4	Notices of Certain Events	56
6.5	SEC Filings	57
6.6	Required Company Shareholder Communications	57
6.7	Financial Information	58
6.8	Trust Account	58
6.9	Directors’ and Officers’ Indemnification and Insurance	58
6.10	Reporting and Compliance with Laws	59
6.11	Section 16 Matters	59
6.12	Financial Statements	59
6.13	Existing ADR Facility	60

Article VII COVENANTS OF ALL PARTIES HERETO	60

7.1	Reasonable Best Efforts; Further Assurances	60
7.2	Tax Matters	61
7.3	Registration Statement, Proxy Statement and Required Company Shareholder Communications	61
7.4	SPAC Change of Recommendation	63
7.5	Permitted Equity Financing	64
7.6	Available Funding; Company Capitalization Matters	64

Article VIII CONDITIONS TO CLOSING	66

8.1	Conditions to the Obligations of Each Party to Effect the Merger	66
8.2	Additional Conditions to Obligations of the SPAC	67
8.3	Additional Conditions to Obligations of the Company	67

Article IX GOVERNING LAW AND DISPUTE RESOLUTION	68

9.1	Governing Law	68
9.2	Jurisdiction	68
9.3	Waiver of Jury Trial; Exemplary Damages	68

Article X TERMINATION	69

10.1	Termination	69
10.2	Effect of Termination	70

Article XI MISCELLANEOUS	70

11.1	Notices	70
11.2	Amendments; No Waivers; Remedies	71
11.3	Arm’s Length Bargaining; No Presumption Against Drafter	72
11.4	Publicity	72
11.5	Expenses	72
11.6	No Assignment or Delegation	72
11.7	Non-Survival of Representations, Warranties and Covenants	73
11.8	Counterparts; Facsimile Signatures	73
11.9	Entire Agreement	73
11.10	Severability	73
11.11	Construction of Certain Terms and References; Captions	73
11.12	Further Assurances; Enforcement	74
11.13	Third Party Beneficiaries	75
11.14	Waiver	75
11.15	Disclosure Letters	75
11.16	Conflicts and Privilege	75

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of April 3, 2022 (the “Signing Date”), by and among Hypebeast Limited, a Cayman Islands exempted company (the “Company”), Hypebeast WAGMI Inc., a Delaware corporation and wholly owned subsidiary of Hypebeast (the “Merger Sub”), and Iron Spark I Inc., a Delaware corporation (the “SPAC”).

W I T N E S E T H :

A.            SPAC is a blank check company formed for the sole purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities.

B.            The Company and the SPAC desire that, following the Recapitalization, upon the terms and subject to the conditions hereof and in accordance with the Companies Act (as amended) of the Cayman Islands (the “Cayman Companies Law”), the Merger Sub shall merge with and into the SPAC, upon the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL (the “Merger”), with the SPAC being the surviving entity and becoming a wholly-owned subsidiary of the Company, and the SPAC is hereinafter referred to for the periods from and after the Effective Time as the “Surviving Corporation.”

C.            Upon the terms and subject to the conditions set forth herein, upon consummation of the Merger, the Company Shares issued and outstanding as of immediately prior to the Merger (but in any event after the Recapitalization) are being valued based on the Company Equity Value.

D.            For United States federal income tax purposes, the parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368 of the Code, and the Treasury Regulations promulgated thereunder, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a).

E.            Concurrently with the execution of this Agreement, each of certain investors (each a “PIPE Investor,” and collectively, the “PIPE Investors”) is entering into a subscription agreement substantially in the form attached hereto as Exhibit A (together with all exhibits (including documents attached as exhibits), schedules, annexes and other attachments thereto, each a “PIPE Subscription Agreement,” and collectively, the “PIPE Subscription Agreements”), pursuant to which the PIPE Investors have agreed to make a private investment in the Company in the aggregate amount of US$ 13,335,000 on the Closing Date and concurrently with the Closing (and in any event after the Recapitalization) by way of subscribing for an aggregate of 1,333,500 Company Shares at US$10 per share pursuant to the PIPE Subscription Agreements (the “PIPE Transaction”).

F.            Concurrently with the execution of this Agreement, the Company, the SPAC, Iron Spark I LLC, a Delaware limited liability company (the “Sponsor”) and certain other parties thereto are entering into a Sponsor Support Agreement substantially in the form attached hereto as Exhibit B (the “Sponsor Support Agreement”), pursuant to which, among other things, and subject to the terms and conditions set forth therein, Sponsor agrees (a) to vote all SPAC Shares held by Sponsor in favor of (i) the Transactions and (ii) the other Transaction Proposals; (b) to waive the anti-dilution rights or any other similar right that would require the SPAC to issue additional SPAC Shares pursuant to the SPAC Charter; (c) to appear at the SPAC Special Meeting in person or by proxy for purposes of counting towards a quorum; (d) to vote all SPAC Shares held by Sponsor against any proposals that would or would be reasonably likely to in any material respect impede the Transactions or any other Transaction Proposal; (e) not to redeem any SPAC Shares held by Sponsor; (f) not to amend that certain letter agreement between the SPAC and Sponsor dated as of June 8, 2021; (g) not to transfer any SPAC Shares held by Sponsor; and (h) to unconditionally and irrevocably waive the appraisal rights under Section 262 of the DGCL in respect to all SPAC Shares held by Sponsor with respect to the Merger, to the extent applicable.

G.            Concurrently with the execution of this Agreement, the Company, the SPAC, Sponsor and certain other parties thereto are entering into a Sponsor Lock-Up Agreement substantially in the form attached hereto as Exhibit C (the “Sponsor Lock-Up Agreement”), pursuant to which, among other things, and subject to the terms and conditions set forth therein, the Sponsor agrees not to transfer the Company Shares held by Sponsor for the period after the Closing as specified therein, subject to certain exceptions;

H.            Concurrently with the execution of this Agreement, the Company, the SPAC and CORE Capital Group Limited, a private company incorporated in the British Virgin Islands and a controlling shareholder of the Company (“CORE Capital”) are entering into a Company Shareholder Support Agreement substantially in the form attached hereto as Exhibit D (the “Company Shareholder Support Agreement”), pursuant to which, among other things, and subject to the terms and conditions set forth therein, CORE Capital agrees (a) to vote all Pre-Consolidation Shares held by it in favor of the Transactions; (b) to appear at the Company Special Meeting in person or by proxy for purposes of counting towards a quorum; (c) to vote all Pre-Consolidation Shares held by it against any proposals that would or would be reasonably likely to in any material respect impede the Transactions; and (d) not to transfer any Pre-Consolidation Shares held by it for the period as set forth therein.

I.            Concurrently with the execution of this Agreement, the Company and CORE Capital are entering into a Company Shareholder Lock-Up Agreement substantially in the form attached hereto as Exhibit E (the “Company Shareholder Lock-Up Agreement”), pursuant to which, among other things, and subject to the terms and conditions set forth therein, CORE Capital agrees not to transfer any Company Shares held by it for the period after the Closing as specified therein, subject to certain exceptions.

J.            Concurrently with the execution and delivery of this Agreement, the Company, Sponsor and the SPAC are entering into a registration rights agreement substantially in the form attached hereto as Exhibit F effective upon the Closing (the “Registration Rights Agreement”) pursuant to which, among other things, the Company commits to file the applicable registration statements following the Closing that includes, among other things and subject to certain exceptions, the relevant portion of the Merger Consideration held by signatories to the Registration Rights Agreement.

K.            The board of directors of the SPAC (the “SPAC Board”) has unanimously (a) determined that (i) it is fair to, advisable and in the best interests of the SPAC to enter into this Agreement, and to consummate the Merger and the other Transactions, and (ii) the Transactions constitute a “Business Combination” as such term is defined in the SPAC Charter, (b) (i) approved and declared advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the Transactions, and (ii) approved and declared advisable each of the Additional Agreements to which the SPAC is a party and the execution, delivery and performance thereof, (c) resolved to recommend the adoption of this Agreement by the SPAC Stockholders, and (d) directed that this Agreement be submitted to the SPAC Stockholders for their adoption.

L.            The sole director of Merger Sub has (a) determined that it is fair to, advisable and in the best interests of Merger Sub to enter into this Agreement and to consummate the Merger and the other Transactions, and (b) approved and declared advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the Transactions.

M.            The board of directors of the Company (the “Company Board”) has unanimously (a) approved and confirmed that it is fair to, advisable and in the best interests of the Company to enter into this Agreement and to consummate the Merger and the other Transactions; (b) (i) approved and declared advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Recapitalization and (ii) approved and declared advisable each of the Additional Agreements to which the Company is a party and the execution, delivery and performance thereof, including the issuance of Company Shares pursuant to the terms and conditions of the respective PIPE Subscription Agreements and Permitted Equity Subscription Agreements; (c) resolved to recommend the adoption of this Agreement by the Company Shareholders; (d) directed that the Merger be submitted to the Company Shareholders for their adoption and (e) approved the contents and the publication of such announcement (as a part of the Required Company Shareholder Communications) by the Company upon signing of this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties accordingly agree as follows:

Article I
DEFINITIONS

1.1            Definitions. The following terms, as used herein, have the following meanings:

“Action” means any legal action, suit, claim, investigation, hearing or proceeding.

“Additional Agreements” means, collectively, the Registration Rights Agreement, the PIPE Subscription Agreements, the Permitted Equity Subscription Agreements, the Sponsor Support Agreement, the Sponsor Lock-Up Agreement, the Company Shareholder Support Agreement, the Company Shareholder Lock-Up Agreement, the Merger Filing Documents, and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto, and the expression “Additional Agreement” means any one of them.

“Advisory Fee” means the compensation being paid to the advisors of the SPAC listed in Section 1.1(b) of the SPAC Disclosure Letter.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Alternative Transaction” means (a) with respect to the Company, any Company Acquisition Transaction; and (b) with respect to the SPAC, any SPAC Acquisition Transaction.

“Applicable Taxes” mean such Taxes as defined in IRS Notice 2020-65 (and any corresponding Taxes under state or local Tax applicable Law).

“Applicable Wages” mean such wages as defined in IRS Notice 2020-65 (and any corresponding wages under state or local tax applicable Law).

“Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, any relevant stock exchange, or any public, private or industry regulatory authority, whether international, national, federal, state, or local.

“Available Closing Cash Amount” means, without duplication, an amount equal to (a) the lower of (i) all amounts in the Trust Account immediately prior to the Closing or (ii) the product of US$10 multiplied by the aggregate number of all SPAC Non-Redeeming Shares, plus (b) the aggregate amount of cash that has been funded to, or that will be funded immediately prior to or concurrently with the Closing to, the Company pursuant to the PIPE Subscription Agreements, plus (c) the Permitted Equity Financing Proceeds.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, the Cayman Islands or Hong Kong are authorized to close for business.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Acquisition Transaction” means (a) any direct or indirect acquisition by any third party, in one transaction or a series of transactions, of the Company or of more than 5% of the consolidated total assets, Equity Securities or businesses of the Company and its Controlled Affiliates taken as a whole (whether by merger, consolidation, scheme of arrangement, business combination, reorganization, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise) other than the Transactions; (b) any direct or indirect acquisition by any third party, in one transaction or a series of transactions, of voting Equity Securities representing more than 5%, by voting power, of (x) the Company (whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise) or (y) the Company’s Controlled Affiliates which comprise more than 5% of the consolidated total assets, revenues or earning power of the Company and its Controlled Affiliates taken as a whole, in each case, other than the Transactions; (c) any direct or indirect acquisition by any third party, in one transaction or a series of transactions, of more than 5% of the consolidated total assets, revenues or earning power of the Company and its Controlled Affiliates taken as a whole, other than pursuant to the Transactions or (d) the issuance by the Company of more than 5% of its voting Equity Securities as consideration for the assets or securities of a third party (whether an entity, business or otherwise), other than pursuant to the Transactions or as permitted under Section 6.1(b)(iv).

“Company Charter” means the memorandum and articles of association of the Company, as may be amended and/or restated from time to time.

“Company Equity Value” means a pre-Merger consolidated equity value of the Company of US$300,000,000.

“Company Group” means, collectively, the Company, its Subsidiaries and Controlled entities (including the Merger Sub), and a “Group Company” means any of them.

“Company HKSE Filings” means all statements, prospectuses, announcements, circulars, forms, reports and documents required to be filed or furnished by the Company with the HKSE pursuant to the Listing Rules and the SFO and/or as requested by the HKSE.

“Company Intellectual Property Rights” means the Intellectual Property Rights owned by the Company Group.

“Company Listing Approvals” means, collectively, the Company HK Listing Approval and the Company US Listing Approval.

“Company Material Adverse Effect” or “Company Material Adverse Change” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse change or a material adverse effect upon (i) the assets, liabilities, condition (financial or otherwise), net worth, management, earnings, cash flows, business, operations or properties of the Company Group, taken as a whole or (ii) the ability of the Company or Merger Sub to consummate the Transactions; provided, however, that a “Company Material Adverse Effect” or “Company Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (a) any change in general economic or political conditions; (b) any Events generally affecting the industries in which the Company or any other Group Company operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) any acts of war (whether or not declared), armed hostilities or terrorism, geopolitical conditions, local, national or international political conditions, riots or insurrections, and any pandemic, epidemics or human health crises, including COVID-19; (e) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the SPAC; (f) any changes in applicable Laws or accounting rules (including the U.S. GAAP, HKFRSs and IFRSs) or the enforcement, implementation or interpretation thereof; (g) the announcement, pendency or completion of the Transactions, including the losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with any Group Company to the extent proximately caused by such announcement, pendency or completion; (h) any natural or man-made disaster or acts of God; (i) any failure in and of itself of the Company and any other Group Company to meet any projections or forecasts, provided that the exception in this sub-clause (i) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect or a Company Material Adverse Change; (j) any matter set forth on or incorporated in the Company Disclosure Letter; or (k) any Events that are cured by the Company prior to the Closing.

“Company Plan” means, collectively, the Pre-IPO Share Option Scheme of the Company and the Post-IPO Share Option Scheme of the Company, each approved and adopted on March 18, 2016 and as may be amended and/or restated from time to time.

“Company Shareholder” means any holder of any Pre-Consolidation Share as of any determination time prior to the Recapitalization (or any holder of any issued and outstanding Company Share immediately after the Recapitalization and immediately prior to the Effective Time).

“Company Share Rights” means all options, warrants, rights, or other securities (including debt instruments) to purchase, convert or exchange into Pre-Consolidation Share, including the Company Options.

“Company Shares” means the ordinary shares of the Company, with par value and other terms as further described in the Company Charter in effect immediately prior to the Effective Time.

“Company Special Meeting” means an extraordinary general meeting of the Company Shareholders duly convened for, among other things, approval of this Agreement, the Merger and other transactions contemplated hereby (including any adjournment or postponement thereof taken in accordance with the Company Charter and/or this Agreement).

“Company Transaction Expenses” means all the legal and audit fees, costs and expenses incurred in connection with the Merger prior to and through the Closing by the Company.

“Consolidation Factor” means the quotient obtained by dividing (a) the total number of Pre-Consolidation Shares issued and outstanding as of the close of business in Hong Kong on the Business Day prior to the date on which the Share Consolidation occurs by (b) the Company Equity Value divided by US$10. As of the date hereof, solely for purpose of illustration and on the basis that the total number of Pre-Consolidation Shares issued and outstanding as of the Specified Time is 2,053,629,231 , the Consolidation Factor is 68.4543077 .

“Contract” means any legally binding contract, agreement, lease (including equipment lease, car lease and capital lease), license, commitment, statement of work (SOW), sales and purchase order and similar instrument, oral or written, insurance policy or undertaking of any nature that has any outstanding rights or obligations.

“Control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means (a) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Order, directive, guidelines or recommendations promulgated by any Authority, including the Hong Kong Department of Health, Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 for similarly situated companies, and (b) any action reasonably taken or refrained from being taken in response to COVID-19.

“Depositary Bank” means The Bank of New York Mellon or its Affiliate.

“DGCL” means the Delaware General Corporation Law.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the SPAC Disclosure Letter.

“Environmental Laws” means all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Equity Securities” means, with respect to any Person, any capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests in such person and any options, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“ERISA Affiliate” means any other Person that, together with such Person, is, or within the past six (6) years was, required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing ADR Facility” means one or more American depositary receipt facilities established with the Depositary Bank for the Existing ADSs.

“Existing ADSs” means the American depositary shares representing the Company Shares and registered pursuant to the Registration Statement on Form F-6 (333-252769), declared effective by the SEC on February 16, 2021.

“Existing Depositary Agreement” means the deposit agreement dated as of February 16, 2021 by and among the Company, the Depositary Bank and other parties named therein with respect to the Existing ADSs, as may be amended and/or restated from time to time.

“Hazardous Material” means any material, emission, chemical, substance or waste that has been designated by any governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“HKFRSs” means the Hong Kong Financial Reporting Standards issued by the Hong Kong Institute of Certified Public Accountants.

“HK Prospectus Registration” means the registration of the Registration Statement as a prospectus in Hong Kong pursuant to the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong).

“HKSE” means The Stock Exchange of Hong Kong Limited.

“HK$” means Hong Kong dollars, the legal currency of Hong Kong.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“IFRSs” means the International Financial Reporting Standards issued by the International Accounting Standards Board.

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interest, fees and costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the Ordinary Course), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, HKFRSs or IFRSs (as applicable), (g) all guarantees by such Person and (h) any agreement to incur any of the same.

“Intellectual Property Right” means any trademark, service mark, registration thereof or application for registration therefor, trade name, domain names, invention, patent, patent application, trade secret, trade dress, know-how, copyright, copyrightable materials, copyright registration, application for copyright registration and any other type of proprietary intellectual property right, in each case, which is owned or licensed or filed by the Company, and used or held for use in the business of the Company Group, whether registered or unregistered or domestic or foreign.

“Inventory” has the meaning set forth in the UCC.

“Investment Management Trust Agreement” means the investment management trust agreement made as of June 8, 2021 by and between the SPAC and Continental.

“IPO” means the initial public offering of SPAC pursuant to the Prospectus.

“IT Systems” means all computer hardware, data processing systems, software and all other information technology equipment owned or controlled by the Company Group and used in the operation of its business.

“Knowledge” means (a) with respect to the Company, the knowledge that each of the individuals listed in Section 1.1 of the Company Disclosure Letter actually has; and (b) with respect to the SPAC, the knowledge that each of the individuals listed in Section 1.1(a) of the SPAC Disclosure Letter actually has.

“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, principle of common law, act, treaty or order of general applicability of any applicable Authority, including rule or regulation promulgated thereunder.

“Liabilities” means any and all liabilities, Indebtedness, claims, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Listing Rules” means the Rules Governing the Listing of Securities on the HKSE.

“LOI” means the Letter of Intent and Summary of Key Terms for the Proposed Transaction between the SPAC and the Company, dated as of October 12, 2021.

“Merger Consideration” means the sum of all Company Shares receivable by the SPAC Stockholders pursuant to Section 3.1(a).

“NDA” means the non-disclosure and confidentiality agreement dated as of September 8, 2021 by and between the Company and the SPAC.

“Open Source Software” means any software that is or that contains or is a derivative work based upon any software that is licensed under any license that has been approved by the Open Source Initiative (and listed at opensource.org/licenses) or that is based on any substantially similar licensing or distribution model.

“Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

“Ordinary Course” means, with respect to an action taken or refrained from being taken by a Person, that such action or omission is taken in the ordinary course of the operations of such Person, including any COVID-19 Measures and any change in such COVID-19 Measures or interpretations whether taken prior to or following the date of this Agreement.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association, constitution, limited liability company agreement, or similar organizational documents, in each case, as amended or restated.

“PCAOB Audited Financial Statements” means the Company’s audited consolidated balance sheet as of March 31, 2019, 2020 and 2021 and statements of income, changes in shareholder equity and cash flows for the twelve (12)-month periods then ended respectively, each audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor.

“Permitted Equity Financing” means the purchases of Company Shares on the Closing Date and concurrently with the Closing by one or more investors pursuant to the respective Permitted Equity Subscription Agreements.

“Permitted Equity Financing Proceeds” means cash proceeds to be funded immediately prior to or concurrently with the Closing to the Company pursuant to the Permitted Equity Subscription Agreements.

“Permitted Equity Subscription Agreement” means a subscription agreement entered into by and between an investor and the Company after the date hereof in substantially the same form as the PIPE Subscription Agreements, pursuant to which such investor agrees to purchase for cash the Company Shares from the Company on the Closing Date and concurrently with the Closing.

“Permitted Liens” means (a) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course; (b) Liens arising under this Agreement or any Additional Agreement; (c) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established in accordance with IFRSs, HKFRSs or U.S. GAAP, as applicable); (d) encumbrances and restrictions on Real Property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Company’s use or occupancy of such Real Property for the operation of their business; (e) Liens, defects or imperfections on title, encumbrances and restrictions on Real Property (including easements, covenants, rights of way and similar restrictions of record) that are matters of record or would be discovered by a current, accurate survey or physical inspection of such Real Property, in all cases, that do not materially impair the value or materially interfere with the present uses of such Real Property; (f) licenses of Intellectual Property Rights in the Ordinary Course; (g) with respect to the Company Group, Liens that secure obligations that are reflected as Liabilities on the Company Financial Statements (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to the Company Financial Statements); (h) with respect to the Company Group, Liens securing any Indebtedness of the Company or its Subsidiaries or Controlled entities; (i) Liens arising under applicable securities Laws; (j) with respect to a Person that is not a natural person, Liens arising under the Organizational Documents of such Person; and (k) with respect to the Company Group, Liens described in Section 1.1 of the Company Disclosure Letter.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including an Authority or an agency or instrumentality thereof.

“Personal Information” means any personal information that identifies or could reasonably be used to identify a particular natural person or household, including but not limited to, names, addresses, telephone numbers, personal health information, drivers’ license numbers and government-issued identification numbers.

“Pre-Consolidation Share” means the ordinary shares, par value HK$0.01 per share, of the Company.

“Privacy Laws” means any and all Laws applicable to the Company Group relating to the collection, use, storage, safeguarding, disclosure, transfer (including cross-border transfer), and security (both technical and physical) of Personal Information.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

“Required Company Shareholder Communications” means, collectively, one or more circulars issued by the Company to the Company Shareholders and such other announcements, reports, documents, notices and communications issued by the Company to the Company Shareholders or otherwise published on the website of the HKSE, in each case required by the Listing Rules, the HKSE and/or the Company Charter in connection with this Agreement, any Additional Agreement and the Transactions.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SFO” means the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong).

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code form, (b) databases, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, software user interfaces, firmware, and software development tools and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“SPAC Acquisition Transaction” means (a) any direct or indirect acquisition, merger, domestication, reorganization, business combination, “initial business combination” under SPAC’s IPO prospectus or similar transaction, in one transaction or a series of transactions, involving SPAC or involving all or a material portion of the assets, Equity Securities or businesses of SPAC (whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise); or (b) any equity or similar investment in SPAC or any of its Controlled Affiliates, in each case, other than the Transactions;

“SPAC Charter” means the amended and restated certificate of incorporation and by-laws of the SPAC dated June 8, 2021.

“SPAC Class A Shares” means the shares of Class A common stock of the SPAC, par value US$0.0001 per share.

“SPAC Class B Shares” means the shares of Class B common stock of the SPAC, par value US$0.0001 per share.

“SPAC Closing Dividend” means a cash dividend in the amount of US$0.05 per SPAC Non-Redeeming Share, without interest, payable to each holder of SPAC Non-Redeeming Shares at Closing.

“SPAC Financial Statements” means, collectively, the financial statements and notes contained or incorporated by reference in the SPAC SEC Documents and the Additional SPAC SEC Documents.

“SPAC Intervening Event” means any Event (a) that is materially adverse to the business, assets, operations or prospects of the Company Group, taken as a whole, (b) that was not known by, or the consequences of which were not reasonably foreseeable to, the SPAC Board as of the date of this Agreement and that becomes known to, or the consequences of which become reasonably foreseeable to, the SPAC Board after the date of this Agreement and prior to the receipt of the Required SPAC Stockholder Approval and (c) that does not relate to an Alternative Proposal or any SPAC Acquisition Transaction; provided, however, that any Event arising from or related to (i) conditions of the financial, banking, capital or securities markets generally in any country, including changes in interest rates in any country and changes in exchange rates for the currencies of any countries, changes in the general economy, effects arising from or relating to epidemics, pandemics, or disease outbreaks, including COVID-19 or any COVID-19 Measures, or the timing of any approval or clearance of any Authority required for the consummation of the Transactions or (ii) the price or trading volume of SPAC Class A Shares shall, in each case of clauses (a) to (c) of this definition, be excluded for purposes of determining whether a SPAC Intervening Event has occurred.

“SPAC Material Adverse Effect” or “SPAC Material Adverse Change” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse change or a material adverse effect upon the ability of the SPAC to consummate the Transactions; provided, however, that a “SPAC Material Adverse Effect” or “SPAC Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (a) any change in general economic or political conditions; (b) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (c) any acts of war (whether or not declared), armed hostilities or terrorism, geopolitical conditions, local, national or international political conditions, riots or insurrections, and any pandemic, epidemics or human health crises, including COVID-19; (d) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Company; (e) any changes in applicable Laws or accounting rules (including the U.S. GAAP) or the enforcement, implementation or interpretation thereof; (f) any natural or man-made disaster or acts of God; (g) any matter set forth on, or deemed to be incorporated in the SPAC Disclosure Letter; or (h) any Events that are cured by the SPAC prior to the Closing.

“SPAC Non-Redeeming Shares” means the SPAC Class A Shares (other than the SPAC Redeeming Shares) issued and outstanding immediately before Closing that were originally issued in the IPO.

“SPAC Redeeming Shares” means SPAC Shares in respect of which the eligible holder (as determined in accordance with the SPAC Charter) thereof has validly exercised (and not validly revoked, withdrawn or lost) his, her or its SPAC Stockholder Redemption Right.

“SPAC Shares” means the SPAC Class A Shares and SPAC Class B Shares.

“SPAC Stockholder” means any holder of any SPAC Shares.

“SPAC Stockholder Redemption Amount” means the aggregate amount payable by SPAC with respect to all SPAC Redeeming Shares.

“SPAC Stockholder Redemption Right” means the right of an eligible holder (as determined in accordance with the SPAC Charter) of SPAC Shares to redeem all or a portion of the SPAC Shares held by such holder as set forth in the SPAC Charter in connection with the Transaction Proposals.

“SPAC Transaction Expenses” means all the legal and audit fees, costs and expenses incurred in connection with the Merger prior to and through the Closing by the SPAC with the Company’s prior written approval, including the Advisory Fee.

“Sponsor Closing Payment Amount” means, without duplication, an amount payable by SPAC to the Sponsor equal to (a) all amounts in the Trust Account immediately prior to the Closing, minus (b) the SPAC Shareholder Redemption Amount, minus (c) the SPAC Closing Dividends with respect to all SPAC Non-Redeeming Shares, minus (d) the product of US$10 multiplied by the aggregate number of all SPAC Non-Redeeming Shares, minus (e) to the extent any proceeds from the PIPE Transaction and/or Permitted Equity Financing have been funded to the Trust Account at or before Closing, the amount of all such funded proceeds.

“Subsidiary” means, with respect to a specified Person, any other Person Controlled, directly or indirectly, by such specified Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member and has the power to direct the policies, management and affairs of such Person, respectively.

“Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind, in each case, in the nature of a tax imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

“Taxing Authority” means the United States Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Transaction Proposals” means the adoption and approval of each proposal reasonably agreed to by the SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions, but in any event including, unless otherwise agreed upon in writing by the SPAC and the Company, (a) the approval and authorization of this Agreement and the Transactions as a Business Combination, (b) the approval and authorization of the Merger, (c) the adoption and approval of a proposal for the adjournment of the SPAC Special Meeting, if necessary, to permit further solicitation and vote of proxies because there are not sufficient votes to approve and adopt any of the foregoing or in order to seek withdrawals from the SPAC Stockholders who have exercised their SPAC Stockholder Redemption Right if the number of SPAC Redeeming Shares is such that the condition in Section 8.3(d) would not be satisfied, and (d) the adoption and approval of each other proposal that Nasdaq or the SEC (or staff members thereof) indicates (i) are necessary in its comments to the Proxy Statement and/or Registration Statement or correspondence related thereto and (ii) are required to be approved by the SPAC Stockholders in order for the Closing to be consummated.

“Transactions” means, collectively, the Merger and each of the other transactions contemplated by this Agreement or any of the Additional Agreements;

“UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

“US$” means U.S. dollars, the legal currency of the United States.

“Working Capital Loan” means any loan made to SPAC by any of the Sponsor, an Affiliate of the Sponsor, or any of SPAC’s officers or directors, and evidenced by one or more promissory notes, for the purpose of financing costs incurred in connection with a Business Combination.

1.2            Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the corresponding section as set forth below adjacent to such terms:

Term	Section
Additional SPAC SEC Documents	5.11(a)
Alternative Proposal	6.2(c)
Applicable Per Share Merger Consideration	3.1(a)
Balance Sheet Date	4.10(a)
Cayman Companies Law	Recitals
CBA	4.21(e)
Certificate of Merger	2.3
Closing	2.3
Closing Date	2.3
Company Balance Sheet	4.10(a)
Company Counsel	11.16

Term	Section
Company Disclosure Letter	Article IV
Company Financial Statements	4.10(a)
Company HK Listing Approval	8.1(h)
Company Options	4.5(b)
Company Shareholder Lock-Up Agreement	Recitals
Company Shareholder Support Agreement	Recitals
Company US Listing Approval	8.1(f)
Continental	5.9
CORE Capital	Recitals
Designated Person	11.16
D&O Indemnified Person	6.9(a)
D&O Tail Insurance	6.9(b)
Effective Time	2.3
Enforceability Exceptions	4.2(a)
Excluded Shares	3.1(b)
Form F-6	7.3(e)
Insurance Policies	4.30(a)
Intended Tax Treatment	2.11
Interim Period	6.1
Lease	4.13(b)
Long Stop Date	10.1(c)
Material Contracts	4.15(a)
Material Customers	4.19
Merger	Recitals
Merger Filing Documents	2.3
Money Laundering Laws	4.35
PCAOB Financial Statements	6.7
Permits	4.16(a)
PIPE Investors	Recitals
PIPE Subscription Agreement	Recitals
PIPE Transaction	Recitals
Prospectus	11.14.
Proxy Statement	7.3(a)
Recapitalization	2.1
Registration Rights Agreement	7.3(a)
Registration Statement	7.3(a)
Required Company Shareholder Approval	8.1(e)
Required SPAC Stockholder Approval	8.1(d)
Share Consolidation	2.1
Share Consolidation Effective Time	2.1
Signing Date	Preamble
SPAC Board	Recitals
SPAC Change of Recommendation	7.3(a)

Term	Section
SPAC Disclosure Letter	Article V
SPAC Excluded Shares	2.8(b)
SPAC Intervening Event Notice	7.4(a)
SPAC Intervening Event Notice Period	7.4(a)
SPAC SEC Documents	5.11(a)
SPAC Special Meeting	7.3(a)
SPAC Stockholder Approval Matters	7.3(a)
Specified Time	4.5(a)
Sponsor	Recitals
Sponsor Lock-Up Agreement	Recitals
Sponsor Support Agreement	Recitals
Surviving Corporation	Recitals
Surviving Corporation Charter	2.5
Transaction Filings	7.3(c)(i)
Transaction Litigation	7.1(b)
Trust Account	5.9
Trust Fund	5.9

Article II
THE MERGER

2.1            Share Consolidation. On the Business Day that is one (1) clear Business Day after the Company Special Meeting and in any event prior to the Effective Time and the closing of any PIPE Transaction or Permitted Equity Financing, the following actions shall take place or be effected (in the order set forth in this Section 2.1): (a) each Pre-Consolidation Share held by the Company or any Subsidiary of the Company (if applicable) as treasury shares immediately prior to the Share Consolidation Effective Time shall be automatically cancelled and extinguished without any redesignation, subdivision or payment therefor, (b) all Pre-Consolidation Shares that are issued and outstanding immediately prior to the Share Consolidation Effective Time shall be consolidated into a number of Company Shares equal to the quotient obtained by dividing (i) the number of all Pre-Consolidation Shares that are issued and outstanding immediately prior to the Share Consolidation Effective Time by (ii) the Consolidation Factor (the “Share Consolidation;” and the time by which such Share Consolidation takes effect, the “Share Consolidation Effective Time”); provided that no fraction of a Company Share will be issued by virtue of the Share Consolidation, and each Company Shareholder that would otherwise be so entitled to a fraction of a Company Share (after aggregating all fractional Company Shares that otherwise would be received by such Company Shareholder) shall instead be entitled to receive such number of Company Shares to which such Company Shareholder would otherwise be entitled, rounded down to the nearest whole number, and (c) any Company Share Rights issued and outstanding immediately prior to the Share Consolidation Effective Time shall be adjusted to give effect to the foregoing transactions (the transactions described in the foregoing sub-clauses (a) through (c) are collectively referred to as the “Recapitalization”). The Consolidation Factor shall be adjusted to reflect appropriately the effect of any share split, split-up, reverse share split, capitalization, share dividend or share distribution (including any dividend or distribution of securities convertible into Pre-Consolidation Shares or Company Shares, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change (in each case, other than the Recapitalization) with respect to Pre-Consolidation Shares or Company Shares occurring on or after the date hereof and prior to the Share Consolidation Effective Time.

2.2            The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the laws of the DGCL, the Merger Sub shall, and the Company shall cause the Merger Sub to, merge with and into the SPAC, the separate corporate existence of the Merger Sub shall cease, and the SPAC shall continue as the Surviving Corporation and become a wholly-owned subsidiary of the Company.

2.3            Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article X, the closing of the Merger (the “Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 11.8 (Counterparts; Facsimile Signatures) on a date no later than five (5) Business Days after the satisfaction or waiver of all the conditions set forth in this Agreement, or at such other place and time as the Company and the SPAC may mutually agree upon in writing. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing and following the Recapitalization, the parties hereto shall file or cause to be filed a Certificate of Merger (the “Certificate of Merger”) and such other documents as may be required in accordance with the applicable provisions of the DGCL or by any other applicable Law to make the Merger effective (together with the Certificate of Merger, collectively, the “Merger Filing Documents”) with the Delaware Secretary of State in accordance with the requirements of the DGCL. The Merger shall become effective at the time when the Certificate of Merger becomes effective under the DGCL (“Effective Time”).

2.4            Effect of the Merger. At the Effective Time (and in any event following the Recapitalization), the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (and in any event following the Recapitalization), all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Merger Sub and SPAC shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Merger Sub and SPAC set forth in this Agreement to be performed after the Effective Time.

2.5            Certificate of Incorporation and By-laws of the Surviving Corporation. At the Effective Time, the Certificate of Incorporation and By-laws of the Merger Sub shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation (the “Surviving Corporation Charter”) until thereafter amended in accordance with their terms.

2.6            Directors and Officers of the Surviving Corporation. At the Effective Time, the board of directors and officers of Merger Sub shall cease to hold office, and the board of directors and officers of the Surviving Corporation shall be appointed by the Company, and each such director and officer of the Surviving Corporation shall hold office in accordance with the Surviving Corporation Charter until they are removed or resign in accordance with the Surviving Corporation Charter or until their respective successors are duly elected or appointed and qualified.

2.7            Directors and Officers of the Company.

(a)            At the Effective Time, the Company Board shall consist of seven (7) directors, which shall initially include (a) each director of the Company immediately before the Effective Time and (b) two (2) Persons designated by the Sponsor pursuant to a written notice to be delivered to the Company sufficiently in advance to allow for inclusion of such Persons in the Registration Statement (subject to each such Person passing customary background checks by the Company, satisfying the relevant qualification and suitability requirements for serving as a director of an issuer listed on the HKSE and Nasdaq, and complying with applicable Laws, including Listing Rules). At the Effective Time, the Company shall have no fewer than three (3) directors that shall qualify as independent directors under the Securities Act, the Nasdaq rules and the Listing Rules. The Company Board will comply with the applicable Laws, including the requirements of Nasdaq and the Listing Rules. Each director of the Company at the Effective Time shall hold his or her office in accordance with the Company Charter until he or she retires, resigns or is removed in accordance with the Company Charter and the Listing Rules or until his or her successor is duly elected or appointed and qualified.

(b)            At the Effective Time, each then existing officer of the Company shall continue to hold his or her office in accordance with the Company Charter until he or she is removed or resign in accordance with the Company Charter or until his or her successor is duly elected or appointed and qualified.

2.8            Effect on Issued Securities of SPAC and Merger Sub.

(a)            Conversion of SPAC Shares. At the Effective Time, all SPAC Shares (other than any SPAC Excluded Shares and SPAC Redeeming Shares) shall cease to be outstanding and shall automatically be converted or canceled (as the case may be) and shall cease to exist. The holders of SPAC Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such SPAC Shares, except as provided herein or by Law.

(b)            Cancellation of SPAC Shares Owned by SPAC. At the Effective Time, if there are any SPAC Shares that are owned by the SPAC as treasury shares or any SPAC Shares owned by any direct or indirect wholly owned Subsidiary of the SPAC immediately prior to the Effective Time (the “SPAC Excluded Shares”), such shares shall be canceled without any conversion thereof or payment or other consideration therefor.

(c)            No Liability. Notwithstanding anything to the contrary in this Section 2.8, none of the Surviving Corporation, Merger Sub or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(d)            Capital Stock of Merger Sub. All shares of capital stock of the Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the Company, be automatically converted into and become one (1) validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation issued in the name of the Company, which share of common stock shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time. Each certificate evidencing ownership of shares of Merger Sub common stock will, as of the Effective Time, evidence ownership of such share of common stock of the Surviving Corporation.

2.9            Closing Deliverables.

(a)            At the Closing,

(i)            the Company shall deliver or cause to be delivered to the SPAC, a certificate signed by an authorized director or officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 8.2(a) through 8.2(c) have been fulfilled;

(ii)            the SPAC shall deliver or cause to be delivered to the Company,

(1)            a certificate signed by an authorized director or officer of the SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 8.3 have been fulfilled; and

(2)            a copy of the respective resignation letters, duly executed by each director and officer of the SPAC immediately before the Effective Time, providing for the automatic resignation of such director or officer from the Surviving Corporation upon the Effective Time;

(iii)            the Surviving Corporation shall,

(1)            deliver or cause to be delivered any documents, opinions and notices required to be delivered to Continental pursuant to the Investment Management Trust Agreement; and

(2)            pay, or cause Continental to pay at the direction and on behalf of the Surviving Corporation, by wire transfer of immediately available funds from the Trust Account (A) as and when due all amounts payable on account of the SPAC Stockholder Redemption Amount to former SPAC Stockholders pursuant to their exercise of the SPAC Stockholder Redemption Right; (B) the SPAC Closing Dividends with respect to all SPAC Non-Redeeming Shares; (C) the Sponsor Closing Payment Amount; (D) all accrued and unpaid SPAC Transaction Expenses as set forth on a written statement to be delivered to the Company by or on behalf of the SPAC not less than two (2) Business Days prior to the Closing Date; (E) all accrued and unpaid Company Transaction Expenses as set forth on a written statement to be delivered to the SPAC by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date; and (F) immediately thereafter, all remaining amounts then available in the Trust Account (if any) to a bank account designated by the Surviving Corporation for its immediate use, subject to this Agreement and the Investment Management Trust Agreement.

(b)            Each written statement delivered by the Company or the SPAC (as the case may be) pursuant to the sub-clause (D) or (E) of the foregoing Section 2.9(a)(iii)(2) shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for such SPAC Transaction Expenses or Company Transaction Expenses (as the case may be). The Company shall provide the SPAC and its Representatives and the SPAC shall provide the Company and its Representatives reasonable access to (x) the supporting documentation used by the Company and the SPAC in the preparation of their respective written statements in connection with the Company Transaction Expenses and the SPAC Transaction Expenses (as applicable) and (y) the Company’s Representatives and SPAC’s Representatives, in each case as reasonably requested by SPAC or the Company (as applicable) in connection with SPAC’s or the Company’s review of the written statement in connection with the Company Transaction Expenses or the SPAC Transaction Expenses (as applicable).

2.10            Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the SPAC, the officers and directors of the SPAC are fully authorized in the name of their company or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.11            Section 368 Reorganization. For U.S. federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). The parties to this Agreement hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Merger for the Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on the qualification of the Merger for the Intended Tax Treatment, and each of the parties acknowledges that qualification for the Intended Tax Treatment is not a condition to Closing. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify for the Intended Tax Treatment.

Article III
CONSIDERATION

3.1            Conversion of Capital.

(a)            Conversion of SPAC Shares. At the Effective Time (and in any event following the Recapitalization), by virtue of the Merger and without any action on the part of the SPAC, any SPAC Stockholder, the Company or any Company Shareholder, each SPAC Share issued and outstanding immediately prior to the Effective Time (other than the SPAC Excluded Shares and SPAC Redeeming Shares, each as defined below) shall be canceled and automatically converted into the right to receive, without interest, one (1) newly issued Company Share (the “Applicable Per Share Merger Consideration”). For avoidance of any doubt, each SPAC Stockholder will cease to have any rights with respect to the SPAC Shares, except (i) in the case of holders of SPAC Shares that are issued and outstanding as of immediately prior to the Effective Time (other than any SPAC Excluded Shares and SPAC Redeeming Shares), the right to receive the respective portions of the Merger Consideration in exchange therefor, as provided in this Agreement; and (ii) in the case of any holders of SPAC Redeeming Shares, the SPAC Stockholder Redemption Rights.

(b)            Treatment of Certain SPAC Shares. At the Effective Time, all SPAC Shares that are owned by the SPAC (as treasury shares or otherwise) or any of its direct or indirect Controlled entities immediately prior to the Effective Time, if any (the “Excluded Shares”) shall be automatically canceled without any consideration delivered in exchange thereof.

(c)            No Liability. Notwithstanding anything to the contrary in this Section 3.1, none of Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d)            Surrender of Securities. All Company Shares issued upon the surrender of SPAC Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such SPAC Shares, provided that, in each case, any restrictions on the sale and transfer of such SPAC Shares shall also apply to the Company Shares so issued as the relevant portion of the Merger Consideration in exchange.

(e)            Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding SPAC Shares shall occur (other than the issuance of additional shares of capital stock of the SPAC as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, any amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit the SPAC or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

3.2            Withholding. Each of the parties hereto and each of its Affiliates and any other Person making a payment under this Agreement shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The parties hereto shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure letter dated as of the date of this Agreement delivered to the SPAC by the Company (the “Company Disclosure Letter”), (b) as set forth in any Company HKSE Filings filed or submitted on or prior to the date hereof or (c) as otherwise explicitly contemplated by this Agreement or any of the Additional Agreements, the Company represents and warrants to the SPAC as follows:

4.1            Corporate Existence and Power. The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals necessary and required to own and operate its properties and assets and to carry on its business as presently conducted, other than as would not have a Company Material Adverse Effect.

4.2            Authorization.

(a)            Other than the Required Company Shareholder Approval, (i) the execution, delivery and performance by the Company and the Merger Sub of this Agreement and the Additional Agreements to which it is a party and the consummation by the Company and the Merger Sub of the transactions contemplated hereby and thereby are within the respective corporate powers of the Company and Merger Sub and have been duly authorized by all necessary action on the part of the Company and Merger Sub, respectively and (ii) no other corporate actions on the part of any Group Company are necessary to authorize the execution and delivery by the Company or Merger Sub of this Agreement, the Additional Agreements to which the Company and/or Merger Sub is a party and the consummation by the Company and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by the Company and Merger Sub and constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Company and/or the Merger Sub (as applicable) enforceable against such Group Company in accordance with their respective terms to which it is a party, except (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable Laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally and (y) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (collectively, the “Enforceability Exceptions”).

(b)            The Company Board (including any required committee or subgroup thereof) has, as of the date of this Agreement, unanimously(i) approved and confirmed the advisability of the transactions contemplated by this Agreement, and (ii) determined that the transactions contemplated hereby are in the best interests of the shareholders of the Company.

4.3            Governmental Authorization; Consents. Assuming the representations and warranties in Article V are true and correct and except (a) for the Required Company Shareholder Approval, (b) for the registration or filing with the Secretary of State of the State of Delaware, the SEC, the HKSE, the SFC, or the applicable state blue sky or other securities Laws filings with respect to the Transactions (including the Company Listing Approvals), and (c) for such other filings, notifications, notices, submissions, applications or consents the failure of which to be obtained or made would not have a Company Material Adverse Effect, neither the execution, delivery nor performance by the Company or the Merger Sub of this Agreement or any Additional Agreements to which it is a party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority or any Person.

4.4            Non-Contravention. Assuming the representations and warranties in Article V are true and correct, and except for the matters referred to in Sections 4.3(a) through 4.3 (c), none of the execution, delivery or performance by the Company or the Merger Sub of this Agreement or any Additional Agreements to which it is a party does or will (a) contravene or conflict with the Organizational Documents of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company Group, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or require any payment or reimbursement or to a loss of any material benefit relating to the business of the Company Group to which the Company Group are entitled under any provision of any Permit, Material Contract or other instrument or obligations binding upon any Group Company or by which any of the Pre-Consolidation Shares or any of the Company Group’s assets is or may be bound, (d) result in the creation or imposition of any Lien on any of the Pre-Consolidation Shares (other than Permitted Liens and those, if any, imposed by the Organizational Documents of the Company, this Agreement, any of the Additional Agreements or the applicable Laws), or (e) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s material assets other than, with respect to the foregoing clauses (b) and (c), as would not have a Company Material Adverse Effect.

4.5            Capital Structure.

(a)            As of the close of business in Hong Kong on the Business Day prior to the date hereof (the “Specified Time”), the authorized share capital of the Company consists solely of 6,000,000,000 ordinary shares, par value HK$0.01 per share, of which 2,053,629,231 shares are issued and outstanding (including Pre-Consolidation Shares represented by the Existing ADSs). The Company has no preferred shares or other class of shares authorized, issued or outstanding. As of the Specified Time, (i) no Pre-Consolidation Shares are held as treasury shares and (ii) all of the issued and outstanding Pre-Consolidation Shares have been duly authorized and validly issued, are fully paid and non-assessable, and are not (x) subject to any preemptive or similar rights of any Person under any provision of any applicable Law, the Company Charter or any Contract to which the Company is a party, except preemptive rights under the Listing Rules; or (y) otherwise bound or have been issued in violation of applicable Law in any material respect.

(b)            As of the Specified Time, 170,537,499 Pre-Consolidation Shares were reserved for issuance under the Company Plan and 57,808,332 Pre-Consolidation Shares were subject to issuance pursuant to issued and outstanding options under the Company Plan (the “Company Options”). Each Company Option was granted in material compliance with all applicable Laws and all of the terms and conditions of the Company Plan to which it was issued and solely with respect to each Company Option granted to an individual subject to Taxes in the United States, has an exercise price that is equal or greater than the fair market value of the underlying Pre-Consolidation Shares on the applicable grant date.

(c)            Other than as set forth in this Section 4.5 (Capital Structure) or otherwise contemplated in this Agreement or any of the Additional Agreements, there are no: (a) outstanding Company Share Rights; (b) outstanding subscriptions, options, warrants, rights (including phantom interests), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the issuance of any share of the Company; or (c) to the Knowledge of the Company, disputes, controversies, demands or claims as to any Pre-Consolidation Shares.

4.6            Issuance of Shares. The Company Shares to be issued as the Merger Consideration, when allotted and issued in accordance with this Agreement, will be duly authorized and validly allotted and issued, and will be credited as fully paid and non-assessable.

4.7            Charter Documents. Section 4.7 of the Company Disclosure Letter sets forth a list of the copies of Organizational Documents of certain Group Companies that have heretofore been made available to the SPAC, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. Each Group Company has not taken any action in violation or derogation of its Organizational Documents, except as would not have a Company Material Adverse Effect.

4.8            Corporate Records. Records of the proceedings of the board of directors of each Group Company, and of any committees thereof, and all consents to actions taken thereby, occurring since December 31, 2019, have been maintained in the Ordinary Course, and in accordance with applicable Law and the Organizational Documents of each such Group Company in all material respects. The register of members or the equivalent documents of the Company Group are complete and accurate, except any incompleteness or inaccuracy that as would not have a Company Material Adverse Effect. The minute book and similar records of the Company relating to all issuances and transfers of stock or shares by the Company, and all proceedings of the board of directors, including committees thereof, and stockholders or shareholders, as the case may be, of the Company since December 31, 2019, have been made available to the SPAC, and accurately and completely reflect such issuances, transfers and proceedings in all material respects.

4.9            Subsidiaries and Controlled Entities.

(a)            Section 4.9(a) of the Company Disclosure Letter sets forth the name of each Subsidiary and Controlled entity of the Company, and with respect to each Subsidiary and Controlled entity, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof, in each case as of the date hereof. Each Subsidiary and Controlled entity of the Company has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation (to the extent such concept is applicable in such Group Company’s jurisdiction of formation) and has all requisite power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals necessary and required to own and operate its properties and assets and to carry on its business as presently conducted, other than as would not have a Company Material Adverse Effect.

(b)            Other than as set forth in the Company Disclosure Letter, (i) all of the outstanding Equity Securities of each Subsidiary and Controlled entity of the Company are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Company Group free and clear of all Liens (other than the Permitted Liens and those, if any, imposed by the Organizational Documents of the relevant Group Company, this Agreement or any of the Additional Agreements and the applicable Laws); (ii) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary or Controlled entity of the Company other than the Organizational Documents of any such Subsidiary or Controlled entity; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary or Controlled entity of the Company is a party or which are binding upon any Subsidiary or Controlled entity of the Company providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary or Controlled entity of the Company; (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary or Controlled entity of the Company; (v) no Subsidiary or Controlled entity of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law; (vi) the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (vii) none of the Company, its Subsidiaries or Controlled entities is a participant in any joint venture, partnership or similar arrangement, and (viii) there are no outstanding contractual obligations of the Company, its Subsidiaries or Controlled entities to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.10            Company Financial Statements.

(a)            Section 4.10(a) of the Company Disclosure Letter includes (i) the audited consolidated financial statements of the Company Group as of and for the fiscal years ended March 31, 2020 and 2021, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve (12) month periods ended on such dates, and the audited consolidated cash flow statements for the twelve (12) month periods ended on such dates (audited in accordance with the requirements of the HKFRSs and applicable Law), and (ii) unaudited consolidated financial statements of the Company Group as of and for the six (6)-month period ended September 30, 2021 (the “Balance Sheet Date”), consisting of the unaudited consolidated balance sheets as of such date (the “Company Balance Sheet”), the unaudited consolidated income statement for the six (6)-month periods ended on such date, and the unaudited consolidated cash flow statements for the six-(6) month periods ended on such date (collectively, the “Company Financial Statements”).

(b)            The Company Financial Statements fairly present, in all material respects and in conformity with its applicable accounting standards applied on a consistent basis throughout the periods involved, the financial position of the Company Group as of the dates thereof and the results of operations of the Company Group for the periods reflected therein. The unaudited Company Financial Statements (i) were prepared from the Books and Records of the Company Group and (ii) were prepared on an accrual basis in accordance with its applicable accounting standards consistently applied throughout the periods involved (except for the absence of footnotes and other presentation items and for normal year-end adjustments). Since the Balance Sheet Date, the Company has not made any material change in the accounting practices or policies applied in the preparation of the Company Financial Statements, except as required by applicable Law, IFRSs or HKFRSs.

(c)            Except for Liabilities (i) as specifically disclosed, reflected or fully reserved against on the Company Balance Sheet, (ii) that are Liabilities incurred since the Balance Sheet Date in the Ordinary Course, (iii) that are executory obligations under any Contract to which any Group Company is a party or by which it is bound, (iv) set forth in Section 4.10(c) of the Company Disclosure Letter, (v) arising under this Agreement or any of the Additional Agreements, (vi) that will be discharged or paid off prior to the Closing or (vii) which would not be material to the business of the Company Group, taken as a whole, as of the date of this Agreement neither the Company nor any of its Subsidiaries or Controlled entities has any Liability, debt, or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with IFRSs or HKFRSs.

(d)            Since December 31, 2019, the Company (including the Company’s personnel and independent accountants who participated in the preparation or review of financial statements or the internal accounting controls employed by the Company) has not identified nor been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves management of the Company or any personnel involved in financial reporting or (iii) any written claim or allegation regarding any of the foregoing.

(e)            Merger Sub was formed solely for the purpose of engaging in the Merger, has not conducted any business and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

4.11            Books and Records. The Company (i) maintains a system of internal accounting controls sufficient to provide reasonable assurance with respect to the preparation of financial statements in conformity with the Company’s historical practices; (ii) permits access to financial systems and bank accounts only in accordance with management’s general or specific authorization; and (iii) compare recorded assets with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences. All accounts, books and ledgers of the Company Group have been properly and accurately kept and completed in all material respects, and, to the Knowledge of the Company, there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

4.12            Absence of Certain Changes. Except as set forth in Section 4.12 of the Company Disclosure Letter, since the Balance Sheet Date to the Signing Date the Company Group has operated its business in the Ordinary Course.

4.13            Properties; Title to the Company Group’s Assets.

(a)            Other than Intellectual Property Rights, which are addressed exclusively by Section 4.18, the Company Group has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts to which any Group Company is a party, a valid leasehold interest or license in or a right to use, all of their material assets reflected on the Company Balance Sheet or acquired after Balance Sheet Date, other than as would not have a Company Material Adverse Effect. Except as set forth in Section 4.13(a) of the Company Disclosure Letter, no such material asset is subject to any Liens other than Permitted Liens.

(b)            The Company Group does not own any Real Property (other than the leasehold interests in the Company Leased Properties). Section 4.13(b) of the Company Disclosure Letter contains a complete and accurate list by property, city, state and country, of all real property leasehold or subleasehold estates and other rights to use or occupy any interest in Real Property held by the Company Group as of the date of this Agreement (the “Company Leased Properties,” and each Contract evidencing the respective Group Company’s interest in the relevant Company Leased Property, a “Lease”). The Leases are valid, binding and enforceable against the respective Group Company that is a party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with their terms, and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Group Company or any other party under any of the Leases, and no Group Company has received any written notice of any such condition.

4.14            Litigation. Except as set forth in Section 4.14 of the Company Disclosure Letter, there is no Action (or any basis therefore) pending against, or, to the Knowledge of the Company as of the date of this Agreement, threatened against or affecting, the Company Group, any of its officers or directors, the business of the Company Group, or any Pre-Consolidation Shares, or any of the Company Group’s assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the Transactions, other than as would not have a Company Material Adverse Effect. There are no outstanding judgments against the Company Group that have had, or would reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement. Each Group Company is not, and has not been in the past two (2) years, subject to any Order with or by any Authority, other than as would not have a Company Material Adverse Effect. As of the date hereof, no Group Company is, nor, to the Knowledge of the Company, any of its respective officers, directors, agents or employees, in their capacities as such is, subject to any settlement agreements or arrangements, whether written or oral, or is in discussions for a settlement or arrangement, regarding any material Actions.

4.15            Contracts.

(a)            Other than material Contracts that the Company has disclosed elsewhere in the Company Disclosure Letter that it plans to enter into or the entry into of which has been agreed to by the SPAC after the date hereof, Section 4.15 of the Company Disclosure Letter sets forth a true and complete list of all material Contracts (collectively, the “Material Contracts”) to which the Company Group is a party and which are currently in effect and constitute the following:

(i)            all Contracts that require annual payments or expenses by, or annual payments or income to, the Company Group of US$1,000,000 or more (other than standard Contracts entered into in the Ordinary Course, Contracts between any Group Company and its independent auditors, and Contracts between any Group Company and any of its professional service providers engaged in connection with the Transactions);

(ii)            all sales, advertising, agency or similar contracts and agreements, in each case requiring the payment of any commissions by the Company Group to any third party (except any employee of any Group Company) in excess of US$1,000,000 annually;

(iii)            all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company Group or other Person, under which the Company Group has material severance or post termination obligations to such Person, other than assignments of Intellectual Property Rights to any Group Company under Contracts entered into in the Ordinary Course;

(iv)            all Contracts creating a material joint venture, material strategic alliance, material limited liability company and partnership agreements to which the Company Group is a party;

(v)            all Contracts relating to any acquisitions or dispositions of assets by the Company Group in excess of US$1,000,000 individually or US$5,000,000 in the aggregate;

(vi)            all Contracts for material licensing agreements licensing material Intellectual Property Rights, other than (x) “shrink wrap,” “click wrap,” “off-the-shelf” or other commercially available Software licenses, and (y) licenses granted in the Ordinary Course;

(vii)            all Contracts substantially limiting the freedom of the Company Group to compete in any line of business or with any Person or in any geographic area, other than Contracts relating to confidentiality or non-disclosure obligations;

(viii)            all Contracts providing for material indemnification arrangements and other hold harmless arrangements made or provided by the Company Group, other than standard commercial Contracts entered into in the Ordinary Course and Contracts relating to confidentiality or non-disclosure obligations;

(ix)            all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit, except any such Contract with an aggregate outstanding principal amount not exceeding US$10,000,000; and

(x)            any Contract relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company to which any Group Company is a party (other than the Organizational Documents of the Company Group).

(b)            (i) Each Material Contract is a valid and binding agreement, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) neither the Company Group nor, to the Knowledge of the Company, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, and (iii) no Event has occurred that with notice or lapse of time, or both, would entitle any third party to prematurely terminate any Material Contract, except, with respect to the foregoing sub-clauses (i) through (iii), as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company previously provided to the SPAC true and correct fully executed copies of each written Material Contract.

(c)            Each of the transactions material to the Company Group between any Group Company and any shareholder, officer, employee or director of such Group Company or any Affiliate of any such Person (if any) entered into or occurring prior to the Closing is transaction duly approved by the board of directors of the relevant Group Company in accordance with the Organizational Documents of such Group Company, to the extent such approval is required pursuant to the Listing Rules.

4.16            Licenses and Permits.

(a)            Except for the lack of which would not have a Company Material Adverse Effect, each Group Company has all license, franchise, permit, certificate, order, approval, exemption of, filing or registration or other similar authorization required by, affecting, or relating in any way to, the business of the Company Group or ownership and use of the assets of the Company Group under any applicable Laws (the “Permits”).

(b)            Except as would not have a Company Material Adverse Effect, (i) the Permits are valid and in full force and effect, (ii) there are no lawsuits or other proceedings pending or, to the Knowledge of the Company, threatened before any Authority that seek the revocation, cancellation, suspension or adverse material modification of any of the Permits, (iii) no Company Group is in default, and, to the Knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a default, under the Permits, and (iv) none of the Permits will, assuming the related third party consent has been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

4.17            Compliance with Laws(a)

(a)            Except as would not have a Company Material Adverse Effect, the Company Group is conducting and, since December 31, 2019, has conducted its business in material compliance with all Laws applicable to it and the Company Group’s business, properties or other assets.

(b)            Except as would not have a Company Material Adverse Effect, the Company Group is not in violation of, has not violated, and to the Knowledge of the Company, is not under investigation with respect to, and nor, to the Knowledge of the Company, has the Company Group been threatened to be charged with or given notice (i) of any violation or alleged violation of, any applicable Law or Order, domestic or foreign, nor is there any basis for any such charge, or (ii) requiring any Group Company to take or omit any action to ensure compliance with any such applicable Law or Order.

4.18            Intellectual Property.

(a)            Section 4.18 of the Company Disclosure Letter sets forth a true, correct and complete list of all material registered, patented or applied-for Company Intellectual Property Rights as of the date hereof, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right (i.e., whether patent, trademark, copyright or domain name); (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) the registration or application number. To the Knowledge of the Company, the registered Company Intellectual Property Rights are subsisting and, excluding any Intellectual Property Rights which are the subject of an application for registration or issuance, are valid and enforceable, in each case, except as would not have a Company Material Adverse Effect.

(b)            Except as would not have a Company Material Adverse Effect, the Company Group owns free and clear of all Liens (except for Permitted Liens), or has the valid right or license to use, all Intellectual Property Rights that are used in its business as currently conducted.

(c)            Except as would not have a Company Material Adverse Effect, (i) the Company Group is not sued, charged, threatened in writing (including “cease and desist” letters), as a defendant in any pending proceeding before an Authority that (A) challenges the ownership, validity, registrability, patentability, or enforceability of any Company Intellectual Property Rights or (B) asserts that any Group Company has infringed, misappropriated, diluted or otherwise violated any third-party intellectual property since December 31, 2019, and (ii) the Company has no Knowledge of any other pending written claim against the Company Group of infringement of third-party intellectual property by the Company Group, and no Knowledge of any currently continuing infringement by any other Person of any Company Intellectual Property Rights.

(d)            To the Knowledge of the Company, the current use by the Company Group of the Company Intellectual Property Rights is not infringing the intellectual property rights of any other Person, except as would not have a Company Material Adverse Effect.

(e)            Except as would not have a Company Material Adverse Effect, all employees, agents, consultants or contractors of the Company Group who have contributed to or participated in the creation or development of any material copyrights, patents or trade secrets on behalf of and for the sole benefit of the Company Group (excluding, for the avoidance of doubt, any creation or development of copyrights, patents or trade secrets relating to any marketing or media campaign or any services provided by a Group Company to a customer or any other Person) either: (i) is a party to a “work-for-hire” agreement under which a Group Company is deemed to be the original owner/author of such copyrights; or (ii) has executed an assignment or an agreement to assign in favor of a Group Company all of such Person’s right, title and interest in such copyrights, patents or trade secrets.

(f)            None of the execution, delivery or performance by the Company or the Merger Sub of this Agreement or any of the Additional Agreements to which such Group Company is a party or the consummation by such Group Company of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Company Group immediately prior to the Closing to not be owned, licensed or available for use by the Company Group on similar or substantially the same terms and conditions immediately following the Closing, except as would not have a Company Material Adverse Effect.

(g)            Except as would not have a Company Material Adverse Effect, since December 31, 2019, (i) the Company Group has taken reasonable measures to safeguard and maintain the confidentiality of trade secrets and other material confidential information included in the Company Intellectual Property Rights and (ii) to the Knowledge of the Company, there has been no theft, unauthorized access to or disclosure of any trade secret or material confidential information included in the Company Intellectual Property Rights.

(h)            Except as would not have a Company Material Adverse Effect, no Group Company or, to the Knowledge of the Company, any other Person acting on behalf of any Group Company has disclosed, licensed, released or delivered to any third party, or agreed to disclose, license, release or deliver to any third party, including any escrow agent, any source code of any Software owned by the Company Group, other than disclosures to employees, consultants and independent contractors of the Company Group involved in the development and maintenance of, or providing services relating to, such Software who are subject to binding, written confidentiality obligations with respect thereto.

(i)            Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, no Open Source Software has been distributed by or on behalf of any Group Company in such a manner as would require any Group Company to (i) license, distribute, or make available any source code for any Company-owned Software or (ii) be restricted from charging for distribution of any of the Company-owned Software.

(j)            Section 4.15(a)(vi) and this Section 4.18 set forth the sole and exclusive representations and warranties relating to Intellectual Property Rights or intellectual property.

4.19            Material Customers. An accurate list of the top five (5) customers (in terms of media and creative agency income) of the Company Group for the fiscal year ended March 31, 2021 and for the six (6) months ended September 30, 2021, respectively (each a “Material Customer,” and collectively, the “Material Customers”), and the aggregate amount of consideration paid to the Company Group by each Material Customer during each such period, is set forth in Section 4.19 of the Company Disclosure Letter. Except as set forth in Section 4.19 of the Company Disclosure Letter, as of the Signing Date, no such Material Customer has expressed to the Company Group in writing, and the Company has no Knowledge of, any Material Customer’s intention to cancel or otherwise terminate, or materially reduce or adversely modify, its relationship with Company Group or of a material breach of the terms of any Contract with such Material Customer.

4.20            Employees. (a) The Company Group is not a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of the Company Group, non-competition agreement restricting the activities of the Company Group, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group; and (b) there are no pending or, to the Knowledge of the Company, threatened claims or proceedings against the Company Group under any worker’s compensation policy or long-term disability policy.

4.21            Employment and Employee Benefit Matters.

(a)            Section 4.21(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan. “Company Benefit Plan” shall mean (i) the form of employment agreement and if applicable, commission agreement, and (ii) each material medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company Group that is sponsored or maintained by a Group Company or to which a Group Company contributes or is obligated to contribute, now in effect or under which the Company Group has any material obligation, whether or not written. The Company Group has previously delivered to the SPAC true and complete copies of such forms of employment agreements and each generally applicable employee handbook of the Company Group.

(b)            Except as disclosed in Section 4.21(b) of the Company Disclosure Letter:

(i)            to the Knowledge of the Company and except as would not result in material Liability for the Company Group, no current employee of the Company Group, in the ordinary course of his or her duties, has breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer;

(ii)            except as would not result in material liability for the Company Group, the Company Group has fully and timely paid all (i) wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that has come due and payable to its current or former employees and independent contractors under applicable Laws, Contract or Company policy, and (ii) fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation;

(iii)            neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder will (either alone or in conjunction with any other event) result in, cause the accelerated vesting of, funding of, or increase the amount or value of, any compensatory payment or benefit to any current or former employee, officer or director of any Company Group (other than payment of Ordinary Course compensation to current employees, officers or directors, in each case, for services performed for any Company Group in the Ordinary Course); and

(iv)            since December 31, 2019 (x) no employee of the Company Group has made written allegations of sexual harassment against any officer or director of any Group Company, and (y) no Company Group has entered into any settlement agreement related to sexual harassment or sexual misconduct by an employee, independent contractor, director or officer of any Group Company.

(c)            With respect to each material Company Benefit Plan, the Company has made available to the SPAC true, correct and complete copies of, as applicable: (i) such Company Benefit Plan document (or, if not written, a written summary of its material terms) including any amendments thereto; (ii) the summary plan description and all summaries of material modifications (in each case, whether or not required to be furnished under applicable Law); (iii) any trust agreements, insurance contracts and other funding vehicles; (iv) the most recent actuarial report, if any; (v) the most recent financial report, if any; (vi) the most recent IRS determination or opinion letter, if any; and (vii) the most recent IRS Form 5500 annual report (and all schedules thereto), if any. Except as would not reasonably be expected to have a Company Material Adverse Effect, all Company Benefit Plans are and have been established, registered (where required) and administered, in each case in accordance with all applicable Laws and in accordance with their terms. To the Company’s Knowledge, no fact or circumstance exists which could adversely affect the tax-preferred or tax-exempt status (if there is any such tax-preferred or tax-exempt status) of any such Company Benefit Plan. With respect to each Company Benefit Plan, all material contributions or payments (including all employer contributions, employee contributions or premium payments) required to be made by the terms of each such Company Benefit Plan and applicable Law have been made in accordance with applicable Law, and all such material contributions or payments that are not yet due have been made, paid or properly accrued in the Company Financial Statements in accordance with HKFRSs applied on a consistent basis. Except as would not reasonably be expected to result in a Company Material Adverse Effect, (a) other than routine claims for benefits, there are no pending or, to the Company’s Knowledge, threatened claims by or on behalf of any participant or any Authority in any of the Company Benefit Plans, or otherwise involving any Company Benefit Plan or the assets of any Company Benefit Plan and (b) there have been no breaches of fiduciary duty with respect to any Company Benefit Plan. None of the Company Benefit Plans is presently under audit or examination (nor has notice been received by the Company of a potential audit or examination) by any Authority.

(d)            No Company Benefit Plan is, and no Group Company nor any of its ERISA Affiliates has any current or contingent liability or obligation under or with respect to: (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject thereto) or that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA; or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA). No Company Benefit Plan provides, and neither the Company nor any of its Subsidiaries has promised to provide, any post-termination, post-ownership or retiree health or welfare benefits to any Person, other than as required under Section 4980B of the Code or similar applicable Law. Since December 31, 2019, no Company Group has any current or contingent liability by reason of being treated as a single employer with any other Person under Section 414 of the Code.

(e)            No Company Group is a party to or bound by any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization (each, a “CBA”) (including agreements with works councils and trade unions and side letters), and no employees of the Company Group are represented by any labor union, works council, or other labor organization with respect to their employment with a Group Company. Since December 31, 2019, no labor union, works council, other labor organization, or group of employees of the Company Group has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, since December 31, 2019, there have been no actual or threatened organizing activities with respect to any employees of the Company Group, and no such activities are currently pending or, to the Knowledge of the Company, threatened. Since December 31, 2019, there has been no actual or, to the Knowledge of the Company, threatened strike, lockout, work stoppage, slowdown, picketing, hand billing, unfair labor practice charge, material labor grievance, material labor arbitration or other material labor dispute against or affecting the Company Group, and no such dispute is currently pending or to the Knowledge of the Company, threatened. With respect to the transactions contemplated hereunder, each Group Company has satisfied all notice, bargaining, consent, consultation or other obligations to its employees and employees’ representatives under applicable Law and any CBA.

4.22            Withholding. All obligations of the Company Group applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company Group to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Company Financial Statements, other than as would not have a Company Material Adverse Effect. Except as disclosed in Section 4.22 of the Company Disclosure Letter, all reasonably anticipated obligations of the Company Group with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the Ordinary Course), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company Group prior to the Closing Date, other than as would not have a Company Material Adverse Effect.

4.23            Tax Matters.

(a)            Except in each case as to matters that would not have a Company Material Adverse Effect or as set forth in Section 4.23(a) of the Company Disclosure Letter, (i) the Company Group has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) there is no Action, pending or proposed in writing or, to the Knowledge of the Company, threatened, with respect to Taxes of the Company Group; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company Group for which a Lien may be imposed on any of the Company Group’s assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the Ordinary Course; (v) to the Knowledge of the Company, the Company Group has complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company Group; (vi) the Company has (a) properly collected all sales Taxes required to be collected in the time and manner required by applicable Law and remitted all such sales Taxes to the applicable Taxing authority in the time and in the manner required by applicable Law and (b) properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes; (vii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company Group; (viii) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to the Company Group; (ix) no claim has been made by a Taxing Authority in a jurisdiction where the Company Group has not paid any tax or filed Tax Returns, asserting that the Company Group is or may be subject to Tax in such jurisdiction; (x) there is no outstanding power of attorney from the Company Group authorizing anyone to act on behalf of the Company Group in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company Group; (xi) the Company Group is not a party to any Tax sharing or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; (xii) the Company Group is not currently and has never been included in any tax group that files a consolidated, combined or unitary Tax Return other than a group the common parent of which was a Group Company; and (xiii) the Company has not been a party to any “reportable transaction” or “listed transaction” as defined in Section 6707A(c) of the Code and Treasury Regulation Section 1.6011-4(b).

(b)            To the Knowledge of the Company, there is no fact or circumstance that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(c)            Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company Group has not deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of the Company and shall not defer the withholding or remittance of any Applicable Taxes related or attributable to Applicable Wages for any employees of the Company up to and through and including Closing Date, notwithstanding IRS Notice 2020-65 (or any comparable regime for state or local Tax purposes).

4.24            Environmental Laws.

(a)            Since December 31, 2019 the Company Group has not (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining Liability or (ii) entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to Liabilities arising out of Environmental Laws of the Company Group, except in each case of the foregoing sub-clauses (i) through (ii), as would not have a Company Material Adverse Effect.

(b)            To the Knowledge of the Company, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company Group such as could give rise to any material Liability or corrective or remedial obligation of the Company Group under any Environmental Laws.

4.25            Finders’ Fees. Except as set forth in Section 4.25 of the Company Disclosure Letter, with respect to the transactions contemplated by this Agreement, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of its Affiliates who might be entitled to any fee or commission from the SPAC or any of its Affiliates (including the Company Group following the Closing) upon consummation of the transactions contemplated by this Agreement.

4.26            Powers of Attorney and Suretyships. The Company Group does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) outside the Company Group.

4.27            Information Supplied. The information supplied in writing by the Company expressly for inclusion in the Registration Statement and the Proxy Statement will not (a) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act and (b) in the case of the Proxy Statement, as of the date the Proxy Statement is first mailed to the SPAC Stockholders and at the time of any general meeting of the SPAC Stockholders to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or in the Company HKSE Filings). Notwithstanding the foregoing sentence, the Company makes no representation or warranty or covenant with respect to statements made or incorporated by reference therein in any of the foregoing documents based on information supplied by the SPAC for inclusion therein.

4.28            Data Protection.

(a)            Except as would not have a Company Material Adverse Effect, since December 31, 2019, the Company Group (i) has been in compliance with Privacy Laws relating to the Company Group’s collection, use, storage, safeguarding, disclosure, transfer, and security of Personal Information; (ii) to the Knowledge of the Company, has not been subject to any regulatory audits or investigations by any Authority relating to Privacy Laws; and (iii) has taken commercially reasonable steps designed to ensure that all Personal Information in its possession and control is protected in all material respects against loss and against unauthorized access, use, modification, disclosure or misuse. To the Knowledge of the Company, since December 31, 2019, there has been no loss, theft or unauthorized access to or misuse of any Personal Information in its possession and control, in each case, except as would not have a Company Material Adverse Effect.

(b)            Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, since December 31, 2019, the Company Group has not received from any Authority or third party (including data subjects) any written requests, complaints, notices or objections that remain unresolved, alleging non-compliance with applicable Privacy Laws by the Company Group.

(c)            Except as would not have a Company Material Adverse Effect, (i) the Company Group does not sell or rent to any Person any Personal Information, except in a manner that complies with the applicable Privacy Laws; and (ii) the execution, delivery and performance of this Agreement and the transactions contemplated herein comply with all Privacy Laws related to the privacy and security of Personal Information to which the Company Group is bound.

4.29            Information Technology.

(a)            The IT Systems operate as required by the Company Group for the operation of its business as currently conducted, except as would not have a Company Material Adverse Effect.

(b)            Since December 31, 2019, the Company Group has implemented with respect to its material IT Systems commercially reasonable backup, security and disaster recovery technology, except as would not have a Company Material Adverse Effect.

(c)            To the Knowledge of the Company and except as set forth in Section 4.29(c) of the Company Disclosure Letter, since December 31, 2019, there has been no security breach or unauthorized access to the IT Systems, which resulted in the unauthorized use, misappropriation, modification, encryption, corruption, disclosure, or transfer of any information or data contained therein, in each case, except as would not have a Company Material Adverse Effect.

4.30            Insurance.

(a)            Section 4.30 of the Company Disclosure Letter sets forth a true and complete list of the material current insurance policies maintained by the Company Group as of the date hereof (the “Insurance Policies”). To the Company’s Knowledge, there are no events, circumstances or other liabilities that give rise to a material claim under the Insurance Policies.

(b)            Except as would not have a Company Material Adverse Effect, the Insurance Policies are in full force and effect in accordance with their terms as of the date of this Agreement with respect to the Company Group, and the limits thereunder have not been impaired, exhausted or materially diminished.

(c)            As of the date hereof, the Company Group has not received any written notice of cancellation of, of a material premium increase (relative to others in the industry in which the Company operates) with respect to, or of a material alteration of coverage under, any Insurance Policy.

4.31            Competition and Trade Regulation. Since December 31, 2019, to the Knowledge of the Company, the Company Group has been and currently is in compliance with relevant sanctions and export control Laws and regulations in jurisdictions in which the Company Group does business or to which the Company Group is otherwise subject, including the United States International Traffic in Arms Regulations, the Export Administration Regulations and United States sanctions Laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control, except as would not have a Company Material Adverse Effect. The Company Group also has policies and guidance in place designed to ensure compliance with the applicable trade sanctions Laws and are following such policies and procedures in all material respects.

4.32            Affiliate Agreements. No Group Company is a party to any transaction or Contract with any (a) present or former executive officer or director of the Company Group, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any Group Company or (c) to the best of the Company’s Knowledge, Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing, except in each case, (i) employment agreements, fringe benefits and other compensation paid to directors, officers and employees, (ii) reimbursements of expenses incurred in connection with their employment or service in the Ordinary Course, (iii) any award, payment or other transactions pursuant to the Company Plan, (iv) powers of attorney and similar grants of authority made in the Ordinary Course and (v) as set forth in Section 4.32 of the Company Disclosure Letter.

4.33            COVID-19. Except as set forth in Section 4.33 of the Company Disclosure Letter, as of the date hereof the Company Group has not participated in any COVID-19-related programs (including the federal Paycheck Protection Program) or sought material benefits or relief thereunder or under any other COVID-19-related Laws.

4.34            Certain Business Practices. Neither the Company Group, nor any director, officer, nor to the Knowledge of the Company, any agent or employee of the Company Group (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977. Neither the Company Group, nor any director, officer, nor to the Knowledge of the Company, any agent or employee of the Company Group (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Company Group) has, since September 2015, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company Group or assist the Company Group in connection with any actual or proposed transaction, in each case, which, if not given could reasonably be expected to have had a Company Material Adverse Effect on the Company Group, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Company Group that could reasonably be expected to subject the Company Group to suit or penalty in any private or governmental litigation or proceeding.

4.35            Money Laundering Laws. Since December 31, 2019 the operations of the Company Group are and have been conducted at all times in compliance with applicable money laundering Law in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental Authority (collectively, the “Money Laundering Laws”) in all material respects, and no Action involving the Company Group with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

4.36            Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

4.37            No Company Acquisition Transactions. The Company Group is not engaged in negotiations or discussions with respect to any Company Acquisition Transactions, and all negotiations and discussions relating to potential Company Acquisition Transactions have been terminated.

4.38            No Additional Representation or Warranties. Except as set forth in Article V, the Company acknowledges and agrees that SPAC is not making any representation or warranty whatsoever to the Company pursuant to this Agreement.

Article V
REPRESENTATIONS AND WARRANTIES OF THE SPAC

Except (a) as set forth in the disclosure letter dated as of the date of this Agreement and delivered to the Company by the SPAC (the “SPAC Disclosure Letter”), (b) as set forth in any SPAC SEC Documents filed or submitted on or prior to the date hereof or (c) as otherwise explicitly contemplated by this Agreement or any of the Additional Agreements, the SPAC represents and warrants to the Company as follows:

5.1            Corporate Existence and Power. The SPAC is a corporation duly incorporated, validly existing and in good standing under Delaware Law. The SPAC has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted.

5.2            Corporate Authorization.

(a)            The execution, delivery and performance by the SPAC of this Agreement and the Additional Agreements (to which it is a party) and the consummation by the SPAC of the transactions contemplated hereby and thereby are within the corporate powers of the SPAC and have been duly authorized by all necessary corporate action on the part of SPAC to the extent required by their respective Organizational Documents, applicable Laws or any Contract to which it is a party or by which its securities are bound, other than the Required SPAC Stockholder Approval. This Agreement has been duly executed and delivered by the SPAC and it constitutes, and upon their execution and delivery, the Additional Agreements (to which it is a party) will constitute, a valid and legally binding agreement of the SPAC, enforceable against it in accordance with their respective terms, subject to the Enforceability Exceptions.

(b)            The SPAC Board (including any required committee or subgroup thereof) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the SPAC Stockholders and (iii) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in the SPAC Charter.

5.3            Corporate Structure; Subsidiaries. The SPAC has no Subsidiary, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. The SPAC is not obligated to make any investment in or capital contribution to or on behalf of any other Person.

5.4            Governmental Authorization. Other than as required under applicable Laws, neither the execution, delivery nor performance by the SPAC of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

5.5            Non-Contravention. The execution, delivery and performance by the SPAC of this Agreement or any Additional Agreements do not and will not (i) provide that holders of fewer than the number of SPAC Shares specified in the SPAC Charter exercise their redemption rights with respect to such transaction, contravene or conflict with the SPAC Charter, or (ii) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon the SPAC, except, in each case of the foregoing clauses (i) and (ii), for any contravention or conflicts that would not reasonably be expected to have a SPAC Material Adverse Effect.

5.6            Finders’ Fees. Except for the Advisory Fee, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of SPAC or its Affiliates who might be entitled to any fee or commission from any Group Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

5.7            Capitalization.

(a)            The authorized capital stock of the SPAC consists of (i) 100,000,000 SPAC Class A Shares, of which 17,870,800 shares are issued and outstanding and (ii) 10,000,000 SPAC Class B Shares, of which 4,312,500 shares are issued and outstanding, as of the date hereof. No other shares of capital stock or other voting securities of SPAC are issued, reserved for issuance or outstanding. All issued and outstanding SPAC Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law, the SPAC’s Organizational Documents or any contract to which the SPAC is a party or by which the SPAC is bound. Except as set forth in the SPAC Charter, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Shares or any capital equity of SPAC. There are no outstanding contractual obligations of SPAC to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b)            There are no (i) outstanding subscriptions, options, warrants, preemptive rights, calls, convertible or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of the SPAC; (ii) agreements with respect to any of the SPAC Shares, including any voting trust, other voting agreement or proxy with respect thereto; (iii) to the Knowledge of the SPAC, disputes, controversies, demands or claims as to any SPAC Shares. The SPAC is not party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights.

5.8            Information Supplied. None of the information supplied or to be supplied by the SPAC expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to the SPAC Stockholders with respect to the solicitation of proxies to approve the transactions contemplated hereby (including the Proxy Statement and the Registration Statement) will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the SPAC or in the SPAC SEC Documents).

5.9            Trust Fund. As of the date of this Agreement, the SPAC has at least US$170,981,800 (including an aggregate of approximately US$5,838,000 of deferred underwriting commissions and other fees payable by the SPAC) in the trust fund established by the SPAC for the benefit of its public stockholders (the “Trust Fund”) in a United States-based account at First Republic, maintained by Continental Stock Transfer & Trust Company, LLC (“Continental”) acting as trustee (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by Continental pursuant to the Investment Management Trust Agreement. As of the date of this Agreement, there are no separate Contracts or side letters that would cause the description of the Investment Management Trust Agreement in the SPAC SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than SPAC Stockholders holding SPAC Shares (prior to the Effective Time) sold in the IPO who shall have elected to redeem their SPAC Shares (prior to the Effective Time) pursuant to the SPAC Charter and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes, make dividends, and to make payment to SPAC Stockholders who have validly exercised their SPAC Stockholder Redemption Right. There are no Actions pending or, to the Knowledge of the SPAC, threatened with respect to the Trust Account. The SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Investment Management Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of Closing, the obligations of the SPAC to dissolve or liquidate pursuant to the SPAC Charter shall terminate and the SPAC shall have no obligation whatsoever pursuant to the SPAC Charter to dissolve and liquidate the assets of the SPAC by reason of the consummation of the Transactions. To the Knowledge of SPAC, as of the Signing Date and following the Closing no SPAC Stockholder is entitled to receive any amount from the Trust Account except to the extent such SPAC Stockholder has exercised his, her or its SPAC Stockholder Redemption Right. As of the Signing Date and assuming the accuracy of the representations and warranties contained in Article IV and the compliance by the Company with its obligations hereunder, the SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the SPAC on the Closing Date.

5.10            Listing. As of the date hereof, the SPAC Shares are listed on the Nasdaq Capital Market, with trading symbol “ISAA”. The SPAC is in compliance with the rules of Nasdaq and the rules and regulations of the SEC related to such listing and there is no Action pending or, to the Knowledge of the SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister SPAC Class A Shares or terminate the listing thereof on Nasdaq. The SPAC has not taken any action in an attempt to terminate the registration of SPAC Class A Shares under the Exchange Act except as contemplated by this Agreement.

5.11            SPAC SEC Documents and Financial Statements.

(a)            SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by the SPAC with the SEC since the SPAC’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the Signing Date (the “Additional SPAC SEC Documents”). SPAC has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) Business Days prior to the date of this Agreement: (i) SPAC’s Annual Reports on Form 10-K for each fiscal year of SPAC beginning with the first year SPAC was required to file such a form, (ii) SPAC’s Quarterly Reports on Form 10-Q for each fiscal quarter of SPAC beginning with the first quarter SPAC was required to file such a form, (iii) all proxy statements relating to SPAC’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.11) filed by SPAC with the SEC since SPAC’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), and (iv) above, whether or not available through EDGAR, are, collectively, the “SPAC SEC Documents”). The SPAC SEC Documents were, and the Additional SPAC SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The SPAC SEC Documents did not, and the Additional SPAC SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any SPAC SEC Document or Additional SPAC SEC Document has been or is revised or superseded by a later filed SPAC SEC Document or Additional SPAC SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 5.11, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the Signing Date, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SPAC SEC Document. To the Knowledge of the SPAC, none of the SPAC SEC Document filed on or prior to the Signing Date is subject to ongoing SEC review or investigation as of the Signing Date.

(b)            The SPAC Financial Statements are complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of the SPAC as of the dates thereof and the results of operations and cash flows of the SPAC for the periods reflected therein. The SPAC Financial Statements (i) were prepared from the Books and Records of the SPAC; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the SPAC’s financial condition as of their dates; and (iv) contain and reflect adequate provisions for all material Liabilities for all material Taxes applicable to the SPAC with respect to the periods then ended.

(c)            Except as specifically disclosed, reflected or fully reserved against in the SPAC Financial Statements, and for Liabilities and obligations of a similar nature and in similar amounts incurred in the Ordinary Course since the SPAC’s formation, there are no material Liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the SPAC. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in the SPAC Financial Statements.

(d)            The SPAC has in place disclosure controls and procedures that are (i) designed to reasonably ensure that material information relating to the SPAC is made known to the management of the SPAC by others within the SPAC; and (ii) effective in all material respects to perform the functions for which they were established. The SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (w) transactions are executed in accordance with management’s general or specific authorizations, (x) transactions are recorded as necessary to permit preparation of financial statements in conformity with the U.S. GAAP and to maintain asset accountability, (y) access to assets is permitted only in accordance with management’s general or specific authorization and (z) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e)            Since the incorporation of the SPAC, none of the SPAC’s directors have been made aware in writing of (i) any fraud that involves the SPAC’s management who have a role in the preparation of financial statements or the internal accounting controls utilized by the SPAC or (ii) any allegation, assertion or claim that the SPAC has engaged in any material questionable accounting or auditing practices which violate applicable Law. Since the incorporation of the SPAC, no attorney representing the SPAC, whether or not employed by the SPAC, has reported a material violation of securities Laws, breach of fiduciary duty or similar material violation by the SPAC to the SPAC Board or any committee thereof or to any director or officer of the SPAC.

5.12            Litigation. There is no Action (or any basis therefore) pending or, to the Knowledge of the SPAC as of the date of this Agreement, threatened against the SPAC, any of its officers or directors or any of its securities or any of its assets or Contracts before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding Order against the SPAC. The SPAC is not, and has not previously been, subject to any Action with any Authority. To the Knowledge of the SPAC, (i) no Order has been made, petition presented, resolution passed or meeting convened for the purpose of considering a resolution for the dissolution and liquidation of the SPAC or the establishment of a liquidation group, (ii) no administrator has been appointed for SPAC nor steps taken to appoint an administrator, and (iii) there are no Actions under any applicable insolvency, bankruptcy or reorganization Laws concerning the SPAC.

5.13            Absence of Certain Changes. Since the incorporation of the SPAC, (a) to the Signing Date SPAC has operated its business in the Ordinary Course, and (b) there has not been any occurrence of any SPAC Material Adverse Effect.

5.14            Business Activities.

(a)            Since its incorporation, the SPAC has not conducted any business activities other than activities related to the IPO or directed toward the accomplishment of a Business Combination (as such term is defined in the SPAC Charter). Except as set forth in the SPAC Charter or as otherwise contemplated by this Agreement and the Additional Agreements (including the Transactions), there is no Contract to which the SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of the SPAC or any acquisition of property by the SPAC or the conduct of business by the SPAC as currently conducted or as contemplated to be conducted as of the Closing.

(b)            Except for the Transactions, the SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Additional Agreements and the transactions contemplated hereby and thereby, the SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c)            Except as set forth in Section 5.14 of the SPAC Disclosure Letter and except for this Agreement and the Additional Agreements to which it is party and the transactions contemplated hereby and thereby (including with respect to SPAC Transaction Expenses), any promissory note or agreements it may enter into to pay for SPAC Transaction Expenses and Contracts with the underwriters of the IPO, the SPAC is not party to any Contract with any other Person that would require payments by the SPAC after the date hereof in excess of US$100,000 in the aggregate.

5.15            Affiliate Agreements. The SPAC has not engaged in any transactions with any (a) present or former executive officer or director of the SPAC or the Sponsor, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of the SPAC or Sponsor or (c) to the Knowledge of the SPAC, Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing.

5.16            Compliance with Laws. The SPAC is not in violation of, has not violated, nor is it under investigation with respect to any violation or alleged violation of, any Law or Order entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and the SPAC has not previously received any subpoenas by any Authority.

5.17            Certain Business Practices. Neither the SPAC, nor any director, officer, nor to the Knowledge of the SPAC, any agent or employee of the SPAC (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977. Neither the SPAC, nor any director, officer, nor to the Knowledge of the SPAC, any agent or employee of the SPAC (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the SPAC) has, since the incorporation of the SPAC, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the SPAC or assist the SPAC in connection with any actual or proposed transaction, in each case, which, if not given could reasonably be expected to have had a SPAC Material Adverse Effect on the SPAC, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the SPAC that could reasonably be expected to subject the SPAC to suit or penalty in any private or governmental litigation or proceeding.

5.18            Money Laundering Laws. The operations of the SPAC are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the SPAC with respect to the Money Laundering Laws is pending or, to the Knowledge of the SPAC, threatened.

5.19            Not an Investment Company; JOBS Act. The SPAC is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder. The SPAC qualifies as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012.

5.20            Tax Matters.

(a)            Except in each case as to matters that would not have a SPAC Material Adverse Effect, (i) the SPAC has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) there is no Action, pending or proposed in writing or, to the Knowledge of the SPAC, threatened, with respect to Taxes of the SPAC; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the SPAC for which a Lien may be imposed on any of the SPAC’s assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the Ordinary Course; (v) to the Knowledge of the SPAC, the SPAC has complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the SPAC; (vi) the SPAC has (a) properly collected all sales Taxes required to be collected in the time and manner required by applicable Law and remitted all such sales Taxes to the applicable Taxing authority in the time and in the manner required by applicable Law and (b) properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes; (vii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the SPAC; (viii) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of applicable Law), with respect to the SPAC; (ix) no claim has been made by a Taxing Authority in a jurisdiction where the SPAC has not paid any tax or filed Tax Returns, asserting that the SPAC is or may be subject to Tax in such jurisdiction; (x) there is no outstanding power of attorney from the SPAC authorizing anyone to act on behalf of the SPAC in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of that party; (xi) the SPAC is not a party to any Tax sharing or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; (xii) the SPAC is not currently nor has ever been included in any tax group that files a consolidated, combined or unitary Tax Return; and (xiii) the SPAC has not been a party to any “reportable transaction” or “listed transaction” as defined in Section 6707A(c) of the Code and Treasury Regulation Section 1.6011-4(b).

(b)            To the Knowledge of SPAC, there is no fact or circumstance that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(c)            Except as would not reasonably be expected to have a SPAC Material Adverse Effect, the SPAC has not deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of the Company and shall not defer the withholding or remittance of any Applicable Taxes related or attributable to Applicable Wages for any employees of the Company up to and through and including Closing Date, notwithstanding IRS Notice 2020-65 (or any comparable regime for state or local Tax purposes).

5.21            Contracts. Section 5.21 of the SPAC Disclosure Letter lists all material Contracts, oral or written to which the SPAC is a party other than those available in full without redaction on the SEC’s website through EDGAR.

5.22            No SPAC Acquisition Transactions. The SPAC is not engaged in negotiations or discussions with respect to any SPAC Acquisition Transactions, and all negotiations and discussions relating to potential SPAC Acquisition Transactions have been terminated.

5.23            No Additional Representation or Warranties. Except as set forth in Article IV, the SPAC acknowledges and agrees that the Company is not making any representation or warranty whatsoever to the SPAC pursuant to this Agreement.

Article VI
COVENANTS OF THE COMPANY AND/OR THE SPAC PENDING CLOSING

6.1            Conduct of Business of the Company. Except (w) as contemplated or permitted by this Agreement or any of the Additional Agreements (including as contemplated by the Recapitalization, any PIPE Transaction and Permitted Equity Financing), (x) as required by applicable Law (including for this purpose any COVID-19 Measures), (y) as set forth in Section 6.1 of the Company Disclosure Letter or (z) as consented to by the SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), from the date hereof through the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”),

(a)            the Company shall use commercially reasonable efforts to, and shall cause its Subsidiaries and Controlled entities to use commercially reasonable efforts to, (i) conduct their respective business only in the Ordinary Course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and (ii) preserve intact its business relationships with employees, clients, suppliers and other third parties having business relationship with the Company Group that are material to the Company Group, in each case where commercially reasonable to do so; and

(b)            without limiting the generality of the foregoing of this Section 6.1, the Company shall not, and shall cause its Subsidiaries and Controlled entities not to,

(i)            amend, modify or supplement its Organizational Documents, except in the case of any of the Company’s Subsidiaries or Controlled entities only, for any such amendment which is not material to the business of the Company Group, taken as a whole;

(ii)            enter into, amend, modify, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract or any other right or asset of the Company Group which involve payments in excess of US$1,000,000 individually or US$5,000,000 in the aggregate, in each case other than in the Ordinary Course;

(iii)            make any capital expenditures in excess of US$3,000,000 individually or US$12,000,000 in the aggregate, other than in the Ordinary Course;

(iv)            sell, lease, license or otherwise dispose of any of the Company Group’s assets in excess of US$2,000,000 individually or US$6,000,000 in the aggregate, except (1) pursuant to existing Contracts or commitments disclosed herein, (2) sales of Inventory in the Ordinary Course, (3) in the Ordinary Course or (4) dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company Group;

(v)            pay, declare or promise to pay any cash, dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay cash or any other payments to any stockholder or shareholder, other than (1) in the case of any stockholder or shareholder that is an employee, payments of Ordinary Course compensation; or (2) dividends or distributions by any Subsidiary or Controlled entity of the Company on a pro rata basis to its shareholders;

(vi)            except in the Ordinary Course or disclosed in Section 6.1(b)(vi) of the Company Disclosure Letter, (1) authorize any salary increase (x) of more than 40% or in excess of US$400,000 for any employee, whichever is higher or (y) in excess of US$5,000,000 in the aggregate on an annual basis, or (2) change the bonus or profit sharing policies of the Company Group;

(vii)            obtain or incur any loan or other Indebtedness in excess of US$10,000,000 individually or US$50,000,000 in the aggregate, including drawings under the Company Group’s existing lines of credit, except for borrowings disclosed in Section 6.1(b)(vii) of the Company Disclosure Letter or as otherwise required in order to consummate the Transactions;

(viii)            suffer or incur any Lien on the Company Group’s assets in excess of US$10,000,000 individually or US$50,000,000 in the aggregate, except for Permitted Liens or the Liens incurred in the Ordinary Course;

(ix)            merge or consolidate with or acquire any other Person or be acquired by any other Person, except among the Company and any wholly-owned Subsidiary of the Company;

(x)            make any change in its accounting principles other than in accordance with the applicable accounting policies, IFRSs, HKFRSs, methods or write down the value of any Inventory or assets in the Ordinary Course or applicable Laws (including the Listing Rules);

(xi)            change the principal place of business or jurisdiction of organization of the Company or the Merger Sub;

(xii)            extend any loans to any Person outside of the Company Group, other than (1) travel or other expense advances to employees, directors or officers of any Group Company in the Ordinary Course, (2) prepayments and deposits paid to suppliers of any Group Company in the Ordinary Course and (3) trade credit extended to customers of any Group Company in the Ordinary Course;

(xiii)            issue, redeem or repurchase any capital stock or share, membership interests or other securities, or issue any securities exchangeable for or convertible into any share or any shares of its capital stock, other than pursuant to the Company Plan, the PIPE Subscription Agreements or the Permitted Equity Subscription Agreements;

(xiv)            make or change any material Tax election or change any annual Tax accounting periods;

(xv)            take any action that would reasonably be expected to cause the Merger to fail to qualify for the Intended Tax Treatment; or

(xvi)            undertake any legally binding obligation to do any of the foregoing.

6.2            Conduct of Business of the SPAC. Except (w) as contemplated or permitted by this Agreement or any of the Additional Agreements, (x) as required by applicable Law (including for this purpose any COVID-19 Measures), (y) as set forth in Section 6.2 of the SPAC Disclosure Letter or (z) as consented to by the Company in writing (which consent with respect to the matters set forth in sub-clauses (viii) and (x) shall not be unreasonably conditioned, withheld, delayed or denied), during the Interim Period,

(a)            the SPAC shall remain a “blank check company” as defined under the Securities Act, shall not conduct any business operations other than in connection with this Agreement and ordinary course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the transactions contemplated hereby; and

(b)            without limiting the generality of the foregoing of this Section 6.2, the SPAC shall not,

(i)            except as contemplated by the Transaction Proposals, (1) seek any approval from SPAC Stockholders to change, modify or amend the Investment Management Trust Agreement or the SPAC Charter or (2) change, modify or amend the Investment Management Trust Agreement;

(ii)            amend, waive or otherwise change the Investment Management Trust Agreement in any manner adverse to the SPAC;

(iii)            except as described in the Prospectus, pay, declare or promise to pay any cash, dividends or other distributions with respect to its share capital, or pay, declare or promise to pay cash or any other payments to any SPAC Stockholder;

(iv)            split, combine, subdivide, reclassify or amend any terms of SPAC Shares or its other Equity Securities, or otherwise acquire any of its Equity Securities, other than a redemption of SPAC Class A Shares in connection with the exercise of any SPAC Stockholder Redemption Right by any SPAC Stockholder or upon conversion of SPAC Class B Shares in accordance with the SPAC Charter;

(v)            merge or consolidate with or acquire any other Person or be acquired by any other Person;

(vi)            make or change any material Tax election or change any annual Tax accounting periods;

(vii)            take any action that would reasonably be expected to cause the Merger to fail to qualify for the Intended Tax Treatment;

(viii)            enter into, amend, modify, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract or any other right or asset of the SPAC which involve payments in excess of US$75,000 individually or US$250,000 in the aggregate, in each case other than in the Ordinary Course;

(ix)            obtain or incur any loan or other Indebtedness in excess of US$75,000 individually or US$250,000 in the aggregate, including drawings under the SPAC’s existing lines of credit, other than Indebtedness set forth in Section 6.2 of the SPAC Disclosure Letter;

(x)            make any change in its accounting principles other than in accordance with the applicable accounting policies, accounting principles or methods;

(xi)            issue any Equity Securities or issue or grant any options, warrants or other rights to purchase or obtain any Equity Securities of the SPAC, other than the issuance of SPAC Class A Shares upon conversion of SPAC Class B Shares in accordance with the SPAC Charter;

(xii)            form any Subsidiary;

(xiii)            liquidate, dissolve, reorganize or otherwise wind-up the business and operations of the SPAC or propose or adopt a plan of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization of the SPAC; or

(xiv)            undertake any legally binding obligation to do any of the foregoing.

(c)            During the Interim Period, other than in connection with the transactions contemplated hereby, neither the Company, on the one hand, nor the SPAC, on the other hand, shall, and such Persons shall cause each of their respective Representatives not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations or discussions with any Person concerning, or make any offers or proposals related to, any Alternative Transaction or Alternative Proposal, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or Alternative Proposal, (iii) enter into, engage in or continue any discussions or negotiations with respect to any Alternative Transaction or Alternative Proposal with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction (including any Alternative Proposal) or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction or Alternative Proposal. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company or the SPAC or any of their respective Representatives (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within two (2) Business Days after receipt) advise the other parties to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company and the SPAC shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

6.3            Access to Information. During the Interim Period, the Company and the SPAC shall use commercially reasonable efforts to, upon reasonable advance notice by the Company or the SPAC (as the case may be), (a) continue to give the other party and such party’s Representatives full access to the offices, properties, and Books and Records; (b) furnish to the other party and its Representatives such information relating to the business of the Company Group or the SPAC (as the case may be) as such party or its Representatives may reasonably request; and (c) cause its respective Representatives to cooperate with the other party in such other party’s investigation of its business; provided that (i) no investigation pursuant to this Section 6.3 (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company, Merger Sub or the SPAC, and (ii) any investigation pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company Group or the SPAC (as the case may be). Notwithstanding anything to the contrary in this Agreement, neither party shall be required to provide the access described above or disclose any information which (x) is reasonably likely to result in a waiver of attorney-client privilege, work product doctrine or similar privilege; or (y) is prohibited from being disclosed by applicable Law; provided that the non-disclosing party shall, to the extent legally permissible and reasonably practicable, advise the other party that it is withholding such access and/or information and provide a description of the access not granted and/or information not disclosed.

6.4            Notices of Certain Events. During the Interim Period, each party shall as promptly as commercially practicable notify the other party of:

(a)            the occurrence or non-occurrence of any Event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any party to effect the Transactions not to be satisfied;

(b)            any notice or other communication from any Authority which is reasonably likely to have a material adverse effect on the ability of the parties hereto to consummate the Transactions or to materially delay the timing thereof;

(c)            any Actions commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Additional Agreements; and

(d)            the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Company Material Adverse Change or a SPAC Material Adverse Change (as applicable);

provided, that the delivery of any notice pursuant to this Section 6.4 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any other Additional Agreement or otherwise limit or affect the rights of, or the remedies available to, SPAC or the Company, as applicable.

6.5            SEC Filings.

(a)            The Company acknowledges that:

(i)            the SPAC Stockholders must approve the transactions contemplated by this Agreement prior to the Merger contemplated hereby being consummated and that, in connection with such approval, the SPAC must call the SPAC Special Meeting, which requires SPAC to prepare and file with the SEC a Proxy Statement;

(ii)            the SPAC will be required to file quarterly and annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii)            the SPAC will be required to file a Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b)            In connection with any filing the SPAC makes with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company will, and will cause its Affiliates to, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, use the commercially reasonable efforts to (i) cooperate with the SPAC, (ii) respond to questions about the Company Group required in any filing or requested by the SEC, and (iii) provide any information reasonably requested by the SPAC in connection with any filing with the SEC.

6.6            Required Company Shareholder Communications.

(a)            The SPAC acknowledges that:

(i)            the Company Shareholders must approve the transactions contemplated by this Agreement prior to the Merger contemplated hereby being consummated and that, in connection with such approval, the Company must call the Company Special Meeting, which requires the Company to prepare and file with the HKSE and/or publish the relevant Required Company Shareholder Communications; and

(ii)            the Company will be required to file the relevant Required Company Shareholder Communications to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b)            In connection with any filing the Company makes with the SEC, the HKSE and/or any other Authority that requires information about the transactions contemplated by this Agreement to be included, the SPAC will, and will cause its Affiliates to, in connection with the disclosure included in any such filing or the responses provided to the SEC, the HKSE and/or such other Authority in connection with the comments by the SEC, the HKSE or such other Authority to a filing, use the commercially reasonable efforts to (i) cooperate with the Company, (ii) respond to questions about the SPAC required in any filing or requested by the SEC, the HKSE or such other Authority, and (iii) provide any information (including financial information of SPAC) reasonably requested by the Company in connection with any filing with the SEC, the HKSE and/or any other Authority.

6.7            Financial Information. As promptly as reasonably practicable following the date hereof, the Company will deliver to the SPAC audited consolidated financial statements of the Company as of and for the fiscal years ended March 31, 2020 and 2021, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve (12) month periods ended on such dates, and the audited consolidated cash flow statements for the twelve (12) month periods ended on such dates prepared in conformity with IFRSs (the “PCAOB Financial Statements”). The PCAOB Financial Statements shall be (i) prepared from the Books and Records of the Company Group and (ii) prepared on an accrual basis in accordance with IFRSs. The PCAOB Financial Statements will fairly present in all material respects, in conformity with IFRSs applied on a consistent basis throughout the periods involved in all material respects, the financial position of the Company Group as of the dates thereof and the results of operations of the Company Group for the periods reflected therein. The Company Group will provide additional financial information as reasonably requested by the SPAC in writing to the extent required for inclusion in any filings to be made by the SPAC with the SEC. To the extent required by the applicable SEC rules or regulations for inclusion to the Proxy Statement or Registration Statement and upon reasonable request of the SPAC in writing, the Company shall use its commercially reasonable efforts to cause such information reviewed or audited by the Company Group’s auditors.

6.8            Trust Account. Each of the Company and Merger Sub acknowledges that the SPAC shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Investment Management Trust Agreement and be paid in sequence of (i) all amounts payable to SPAC Stockholders holding SPAC Shares who shall have validly exercise their SPAC Stockholder Redemption Rights, upon acceptance by the SPAC of the SPAC Shares held by such SPAC Stockholders, (ii) the SPAC Transaction Expenses, (iii) any amounts payable in accordance with any Working Capital Loan incurred prior to the Closing, and (iv) the remaining monies in the Trust Account to the Surviving Corporation or otherwise for the use as contemplated by this Agreement. Except as otherwise expressly provided in the Investment Management Trust Agreement, SPAC shall not agree to, or permit, any amendment or modification of, or waiver under, the Investment Management Trust Agreement without the prior written consent of the Company.

6.9            Directors’ and Officers’ Indemnification and Insurance.

(a)            The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the respective current or former directors and officers of the SPAC and the respective Group Companies (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the business of the respective Group Companies or the SPAC, respectively) (each a “D&O Indemnified Person,” and collectively, the “D&O Indemnified Persons”) as provided in their respective Organizational Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and any of the SPAC or the respective Group Companies, as the case may be, in effect on the date hereof, shall survive the Closing and continue in full force and effect in accordance with their respective terms for a period of six (6) years from the Closing Date to the extent permitted by applicable Law. The provisions of this Section 6.9 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and Representatives.

(b)            The Company shall, or shall cause its Affiliates to, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for the benefit of the respective current or former directors and officers of the SPAC (solely to the extent acting in his or her capacity as such and to the extent such activities are related to the business of the SPAC) (the “D&O Tail Insurance”) for anytime starting from the Closing Date to the sixth (6th) anniversary of the Closing Date, that is substantially equivalent to and in any event not less favorable in the aggregate than SPAC’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that in no event shall the Company be required to expend for such policies pursuant to this Section 6.9(b) in excess of US$1.6 million. The Surviving Corporation shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term.

6.10            Reporting and Compliance with Laws.

(a)            During the Interim Period, the SPAC shall accurately and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

(b)            Except as would not reasonably be expected to have a Company Material Adverse Effect, during the Interim Period, the Company shall, and shall cause its Subsidiaries and Controlled entities to, duly and timely file all material Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all material Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all material applicable Laws and Orders.

6.11            Section 16 Matters. Prior to the Closing Date, SPAC shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition or disposition of the SPAC Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is, will be, or may become subject to Section 16 of the Exchange Act with respect to SPAC, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.12            Financial Statements. As promptly as reasonably practicable after the date of this Agreement, and in any case prior to the date of first filing of the Proxy Statement, the Company shall deliver to SPAC the PCAOB Audited Financial Statements and any other audited and unaudited consolidated balance sheets and the related audited or unaudited consolidated accounts of the Company that are required to be included in the Proxy Statement. Upon delivery of the PCAOB Audited Financial Statements, the representations and warranties set forth in Section 4.10 shall be deemed to apply to the PCAOB Audited Financial Statements in the same manner as the Company Financial Statements, mutatis mutandis, with the same force and effect as if included in Section 4.10 as of the date of this Agreement. Each Party shall each use its commercially reasonable efforts (a) to assist the other, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company or SPAC, in preparing in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy Statement and any other filings to be made by the Company with the HKSE and/or to be made by SPAC with the SEC in connection with the Transactions and (b) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC and/or HKSE in connection therewith.

6.13            Existing ADR Facility. The Company shall use reasonable best efforts to cause the Existing ADR Facility and the Existing Depositary Agreement to be terminated before Closing.

Article VII
COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

7.1            Reasonable Best Efforts; Further Assurances.

(a)            Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

(b)            During the Interim Period, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any other Additional Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, SPAC or any of its Representatives (in their capacity as a representative of SPAC) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a Representative of the relevant Group Company). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, (x) SPAC and the Company shall jointly control the negotiation, defense and settlement of any such Transaction Litigation and (y) in no event shall SPAC (or any of its Representatives), on the one hand, or the Company (or any of its Representatives), on the other hand, settle or compromise any Transaction Litigation brought without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed).

7.2            Tax Matters. Each of the SPAC and the Company shall use its commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or take any action which to its Knowledge would reasonably be expected to prevent, impair or impede the Transactions from qualifying, for the Intended Tax Treatment. The SPAC and the Company intend to report and, except to the extent otherwise required by a change in Law, shall report, for U.S. federal income tax purposes, the Merger in accordance with the Intended Tax Treatment, unless otherwise required by applicable Law.

7.3            Registration Statement, Proxy Statement and Required Company Shareholder Communications.

(a)            As promptly as reasonably practicable after the date hereof, the Company and SPAC shall prepare, and the Company shall file with the SEC (on a confidential basis), a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Company Shares to be issued in the Merger, which Registration Statement will also contain a proxy statement of SPAC (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from SPAC Stockholders for the matters to be acted upon at the SPAC Special Meeting, providing the public stockholders of SPAC an opportunity in accordance with the SPAC Charter and the Prospectus to exercise their SPAC Stockholder Redemption Rights and such other matters as may be mutually agreed in writing by SPAC and the Company. Unless otherwise agreed in writing by the Company and SPAC, the Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC Stockholders to vote, at an extraordinary general meeting of SPAC Stockholders to be called and held for such purpose (the “SPAC Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Additional Agreements and the transactions contemplated hereby or thereby, including the Merger and the Transactions, by the holders of SPAC Shares in accordance with the SPAC Charter, Delaware Law and the rules and regulations of the SEC and Nasdaq, and (ii) such other matters as the Company and the SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) and (ii), collectively, the “SPAC Stockholder Approval Matters”); and (iii) the adjournment of the SPAC Special Meeting, if necessary or desirable in the reasonable determination of SPAC. In connection with the Registration Statement, SPAC and the Company will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the SPAC Charter, Delaware Law and the rules and regulations of the SEC and Nasdaq. The Proxy Statement shall include a statement to the effect that SPAC Board has unanimously recommended that the SPAC Stockholders vote in favor of the Transaction Proposals at the SPAC Special Meeting (such statement, the “SPAC Board Recommendation”) and, except as permitted by Section 7.4, neither the SPAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation (each a “SPAC Change of Recommendation”). SPAC shall, with the agreement of the Company prior to filing any such amendment or supplement, amend or supplement the Registration Statement (including the Proxy Statement) and cause the Registration Statement (including the Proxy Statement), as so amended or supplemented, to be filed with the SEC and the SPAC shall cause the Proxy Statement to be disseminated to the SPAC Stockholders after the Registration Statement is approved by the HKSE, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the SPAC Charter.

(b)            As promptly as reasonably practicable after the date hereof, the Company shall submit the Registration Statement to the HKSE (on a confidential basis) for purpose of the HK Prospectus Registration, in which connection the Company and SPAC will file with the HKSE financial and other information about the transactions contemplated by this Agreement in accordance with applicable Laws, the Listing Rules and the Company Charter. The Company and SPAC shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be submitted to and approved by the HKSE and registered as a prospectus in Hong Kong, as and to the extent required by applicable Laws (including the Listing Rules) and subject to the terms and conditions of this Agreement and the Company Charter.

(c)            In furtherance and not in limitation of the foregoing Section 7.3(a) and Section 7.3(b),

(i)            each of the Company and SPAC agrees to furnish to the other party and its Representatives all information concerning itself, its Subsidiaries, Affiliates, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, the Proxy Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, the Required Company Shareholder Communications, or any other statement, filing, notice or application made by or on behalf of the Company or SPAC to any regulatory Authority (including Nasdaq and the HKSE) in connection with this Agreement, any Additional Agreement and the Transactions (the collectively, “Transaction Filings”);

(ii)            each party shall, and shall cause each of its Subsidiaries and Controlled entities to, make their respective directors, officers and employees, upon reasonable advance notice, available at a reasonable time and location to the Company, SPAC and their respective Representatives in connection with the preparation of the Transaction Filings;

(iii)            each party shall, as promptly as reasonably practicable, correct any information provided by it for use in the relevant Transaction Filings (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws;

(iv)            to the extent not prohibited by applicable Law, the Company, on the one hand, and SPAC, on the other hand, shall provide the other party and its counsel with (1) any comments or other communications, whether written or oral, that SPAC or its counsel or the Company or its counsel, as the case may be, may receive from time to time from the SEC, HKSE or their respective staffs with respect to the Registration Statement, the Proxy Statement or any other Transaction Filings promptly after receipt of those comments or other communications and (2) a reasonable opportunity to participate in the response of the Company or SPAC, as applicable, to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including, to the extent reasonably practicable, by participating with SPAC or its counsel or the Company or its counsel, as the case may be, in any discussions or meetings with the SEC and/or HKSE; and

(v)            for the avoidance of doubt, each of the Company and SPAC shall cooperate and provide the other party (and its counsel) with a reasonable opportunity to review and agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) the Registration Statement and any other Transaction Filings (including any amendment or supplement thereto) before the same is filed with and/or submitted to the SEC and/or HKSE.

(d)            As soon as practicable following the Registration Statement (x) “clearing” comments from the SEC and the HKSE and (y) being declared effective by the SEC after it is approved by the HKSE, SPAC shall (except as otherwise agreed in writing by the parties hereto) (i) within ten (10) Business Days of such clearance, effectiveness and approval, distribute the Proxy Statement to the SPAC Stockholders, (ii) pursuant to the Proxy Statement, call the SPAC Special Meeting in accordance with Delaware Law for a date no later than thirty (30) days following the effectiveness of the Registration Statement and (iii) not adjourn the SPAC Special Meeting without the prior written consent of the Company; provided, however, that SPAC shall adjourn the SPAC Special Meeting (1) if, as of the time that the SPAC Special Meeting is originally scheduled, there are insufficient SPAC Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Special Meeting, (2) if, as of the time that the SPAC Special Meeting is originally scheduled, adjournment of the SPAC Special Meeting is necessary to enable the SPAC to solicit additional proxies required to obtain the Required SPAC Stockholder Approval, or (3) to comply with applicable Law; provided further, that for both prior clauses (1) and (2), SPAC shall not adjourn or postpone on more than two (2) occasions and the date of the SPAC Special Meeting is not adjourned or postponed more than an aggregate of thirty (30) consecutive days.

(e)            Prior to the Closing, the Company shall prepare and use commercially reasonable efforts to cause the Depositary Bank to file with the SEC a registration statement on Form F-6 relating to the registration under the Securities Act for the issuance of the Company Shares (the “Form F-6”).

7.4            SPAC Change of Recommendation.

(a)            Notwithstanding anything in this Agreement to the contrary, if, at any time prior to obtaining the Required SPAC Stockholder Approval, the SPAC Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that in response to a SPAC Intervening Event, to make a SPAC Change of Recommendation is necessary for the SPAC Board to comply with its fiduciary duties under applicable Law, the SPAC Board may, prior to obtaining the Required SPAC Stockholder Approval, make a SPAC Change of Recommendation; provided, however, that SPAC shall not be entitled to make, or agree or resolve to make, a SPAC Change of Recommendation unless (i) SPAC delivers to the Company a written notice (a “SPAC Intervening Event Notice”) advising the Company that the SPAC Board proposes to take such action and containing the material facts underlying the SPAC Board’s determination that a SPAC Intervening Event has occurred and that to make a SPAC Change of Recommendation is necessary for the SPAC Board to comply with its fiduciary duties under applicable Law and (ii) at or after 5:00 p.m., New York time, on the fourth (4th) Business Day immediately following the day on which SPAC delivered the SPAC Intervening Event Notice (such period from the time the SPAC Intervening Event Notice is provided until 5:00 p.m., New York time, on the fourth (4th) Business Day immediately following the day on which SPAC delivered the SPAC Intervening Event Notice (it being understood that any material development with respect to a SPAC Intervening Event shall require a new notice but with an additional three (3) Business Day (instead of four (4) Business Day) period from the date of such notice), the “SPAC Intervening Event Notice Period”), the SPAC Board reaffirms in good faith (after consultation with its outside legal counsel and financial advisor) that to make a SPAC Change of Recommendation is necessary for the SPAC Board to comply with its fiduciary duties under applicable Law. If requested by the Company, SPAC shall, and shall use its reasonable best efforts to cause its Representatives to, during the SPAC Intervening Event Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so that to make a SPAC Change of Recommendation is not necessary for SPAC Board to comply with the SPAC Board’s fiduciary duties under applicable Law.

(b)            SPAC agrees that, unless this Agreement is terminated in accordance with Article X, its obligation to establish a record date for, duly call, give notice of, convene and hold the SPAC Special Meeting for the purpose of obtaining the approval from the SPAC Stockholders shall not be affected by any SPAC Change of Recommendation, and SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the SPAC Special Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement (including the SPAC Stockholder Approval Matters), regardless of whether or not there shall be any SPAC Change of Recommendation. For the avoidance of doubt, a SPAC Change of Recommendation will not limit or otherwise affect the agreements and covenants set forth in the Sponsor Support Agreement.

7.5            Permitted Equity Financing. During the Interim Period and subject to compliance with the Listing Rules and the Company Charter, the Company may enter into one or more Permitted Equity Subscription Agreements that would constitute a Permitted Equity Financing; provided that unless otherwise agreed by SPAC and the Company in writing, (i) each Permitted Equity Subscription Agreement shall be in substantially the same form as the PIPE Subscription Agreements, (ii) no such Permitted Equity Subscription Agreement shall provide for a purchase price per Company Share of less than US$10 (including any discounts, rebates, equity kickers or promote), and (iii) no such Permitted Equity Subscription Agreement shall provide for the issuance of any Equity Securities of the Company other than the Company Shares.

7.6            Available Funding; Company Capitalization Matters.

(a)            Concurrently with the Closing, each party will use its commercially reasonable efforts to procure that (i) the PIPE Transaction (including the Permitted Equity Financing, if any) is consummated pursuant to the terms and conditions of the PIPE Subscription Agreements and the Permitted Equity Subscription Agreements and (ii) holders of the SPAC Shares do not elect to exercise their SPAC Stockholder Redemption Rights as provided for in the SPAC Charter and the Prospectus, such that the condition precedent to Closing under Section 8.3(f) shall be satisfied.

(b)            Without limiting Section 7.6(a) above, the SPAC and the Company shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the PIPE Transaction (including the Permitted Equity Financing, if any) on the terms set forth in the PIPE Subscription Agreements and the Permitted Equity Subscription Agreements, as applicable, including using the SPAC’s and the Company’s commercially reasonable efforts to (i) maintain in full force and effect the PIPE Subscription Agreements and the Permitted Equity Subscription Agreements in accordance with their respective terms, (ii) satisfy on a timely basis all conditions precedent to the closing of PIPE Transaction and the Permitted Equity Financing set forth in the respective PIPE Subscription Agreements and Permitted Subscription Agreements that are applicable to the Company or any of its Subsidiaries and within the control of the Company or any of its Subsidiaries, and to consummate the PIPE Transaction and the Permitted Equity Financing concurrently with the Closing, (iii) comply on a timely basis with the Company’s obligations under the PIPE Subscription Agreements and the Permitted Subscription Agreements, and (iv) enforce SPAC’s and the Company’s rights under the PIPE Subscription Agreements and the Permitted Subscription Agreements. The Company shall provide the SPAC with copies of all the PIPE Subscription Agreements (including the Permitted Subscription Agreements, if any) and shall give the SPAC prompt written notice upon becoming aware of (A) any breach or default (or any event or circumstance which, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any of the PIPE Subscription Agreements and Permitted Subscription Agreements known to the Company, (B) any actual or potential failure to carry out any of the terms of any of the PIPE Subscription Agreements and the Permitted Subscription Agreements, (C) any actual or, to the Knowledge of the Company, threatened termination or repudiation of any of the PIPE Subscription Agreements and the Permitted Subscription Agreements by any party thereto, or (D) any material dispute or disagreement between or among any of the parties to any of the PIPE Subscription Agreements and the Permitted Subscription Agreements known to the Company or (E) the occurrence of an event or development that the Company reasonably expects to have a material and adverse impact on the ability of the Company to consummate all or any portion of the PIPE Transaction and the Permitted Equity Financing. Without the prior written consent of the SPAC, the Company shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, any of the PIPE Subscription Agreements or Permitted Subscription Agreements (including, without limitation, any amendment, modification or waiver that (v) adversely affects the availability of all or any portion of the PIPE Transaction and the Permitted Equity Financing, (w) adversely affects the termination provisions of, or would result in the termination of, any of the PIPE Subscription Agreements or Permitted Subscription Agreements, (x) reduces the aggregate amount of the PIPE Transaction and the Permitted Equity Financing, (y) imposes additional conditions precedent to the availability of the PIPE Transaction and the Permitted Equity Financing or amends or modifies any of the existing conditions to the funding of the PIPE Transaction and the Permitted Equity Financing, or (z) adversely impacts the ability of the SPAC or the Company to enforce its rights against any PIPE Investors or any investors in the Permitted Equity Financing under any of the PIPE Subscription Agreements or Permitted Subscription Agreements), or release or consent to the termination of the obligations of any PIPE Investor or any investors in the Permitted Equity Financing under any of the PIPE Subscription Agreements or Permitted Subscription Agreements known to the Company.

Article VIII
CONDITIONS TO CLOSING

8.1            Conditions to the Obligations of Each Party to Effect the Merger. The obligations of all of the parties hereto to consummate the Closing are subject to the satisfaction of all the following conditions, any one or more of which may be waived (if legally permitted) in writing by the party or parties whose obligations are conditioned thereupon:

(a)            No provisions of any applicable Law, and no Order shall prohibit or prevent the consummation of the Closing.

(b)            There shall not be any Action brought by a third party that is not an Affiliate of the parties hereto to enjoin or otherwise restrict the consummation of the Closing.

(c)            The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued.

(d)            The SPAC Stockholder Approval Matters that are submitted to the vote of the SPAC Stockholders at the SPAC Special Meeting in accordance with the Proxy Statement and the SPAC Charter shall have been approved by the requisite vote of the SPAC Stockholders at such SPAC Special Meeting in accordance with the SPAC Charter, applicable Law and the Proxy Statement (the “Required SPAC Stockholder Approval”).

(e)            This Agreement, the Merger and other transactions contemplated hereby (including the Recapitalization), that are submitted to the vote of the Company Shareholders at the Company Special Meeting in accordance with the Cayman Companies Law, the Company Charter and the Listing Rules shall have been approved by the requisite vote of the Company Shareholders at such Company Special Meeting in accordance with the Cayman Companies Law, the Company Charter and the Listing Rules (the “Required Company Shareholder Approval”).

(f)            (i) The Company’s initial listing application with Nasdaq in connection with the Transactions shall have been conditionally approved and, immediately following the Closing, the Company shall satisfy any applicable initial and continuing listing requirements of Nasdaq and the Company shall not have received any notice of non-compliance therewith, and (ii) the Company Shares to be issued as the Merger Consideration shall have been approved for listing on Nasdaq, subject to official notice of issuance (collectively, the “Company US Listing Approval”).

(g)            The Registration Statement shall have been approved by the HKSE and registered as a prospectus in Hong Kong pursuant to the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong).

(h)            The Listing Committee of the HKSE shall have granted the approval for the listing of and the permission to deal in all the Company Shares to be issued as the Merger Consideration, and such approval shall remain valid and effective (the “Company HK Listing Approval”).

(i)            After deducting the SPAC Stockholder Redemption Amount, the SPAC shall have at least US$5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(j)            The Recapitalization shall have been completed in accordance with the terms hereof and the Company Charter.

(k)            The Existing ADR Facility shall have been terminated.

8.2            Additional Conditions to Obligations of the SPAC. The obligation of the SPAC to consummate the Closing is subject to the satisfaction, or the waiver at the SPAC’s sole and absolute discretion, of all the following further conditions:

(a)            The Company and Merger Sub shall have duly performed all of their respective obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b)            All of the representations and warranties of the Company contained in Article IV of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Company Material Adverse Effect, regardless of whether it involved a known risk, shall (i) be true and correct at and as of the date of this Agreement except as provided in the Company Disclosure Letter pursuant to Article IV, and (ii) be true and correct as of the Closing Date except as provided in the Company Disclosure Letter (except with respect to the representation and warranties that speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), in each case of the foregoing sub-clauses (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Company Material Adverse Effect.

(c)            No Company Material Adverse Effect shall have occurred since the Signing Date which is continuing.

8.3            Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s sole and absolute discretion, of all of the following further conditions:

(a)            The SPAC shall have duly performed all of its obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b)            All of the representations and warranties of the SPAC contained in Article V of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or SPAC Material Adverse Effect, regardless of whether it involved a known risk, shall (i) be true and correct at and as of the date of this Agreement except as provided in the SPAC Disclosure Letter pursuant to Article V, and (ii) be true and correct as of the Closing Date except as provided in the SPAC Disclosure Letter (except with respect to the representation and warranties that speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), in each case of the foregoing sub-clauses (i) and (ii), other than as would not in the aggregate reasonably be expected to have a SPAC Material Adverse Effect.

(c)            No SPAC Material Adverse Effect shall have occurred since the Signing Date which is continuing.

(d)            From the date hereof until the Closing, the SPAC shall have been in material compliance with the reporting requirements under the Securities Act and the Exchange Act applicable to the SPAC.

(e)            SPAC shall remain listed on Nasdaq through the Closing Date.

(f)            The Available Closing Cash Amount shall not be less than US$35,000,000.

Article IX
GOVERNING LAW AND DISPUTE RESOLUTION

9.1            Governing Law. This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, construed and enforced in accordance with the Laws (both substantive and procedural) of the State of New York applicable to contracts made and to be performed in that State, without regard to the conflict of laws principles thereof that would apply the laws of any other jurisdiction.

9.2            Jurisdiction. The parties hereto irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York, the Supreme Court of the State of New York and the federal courts of the United States of America located in the State of New York in New York County in respect of any matter or dispute resulting from or arising out of the execution, performance, interpretation, enforcement, breach or termination of this Agreement and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for interpretation or enforcement hereof that such action, suit or proceeding may not be brought or is not maintainable in said courts or that venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard and determined by such a New York State or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with such action, suit or proceeding in the manner provided in Section 11.1 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

9.3            Waiver of Jury Trial; Exemplary Damages.

(a)            THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b)            Each of the parties acknowledges that it has been represented in connection with the signing of this waiver by independent legal counsel selected by such party and that such party has discussed the legal consequences and import of this waiver with its legal counsel. Each of the parties further acknowledges that it has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with its legal counsel.

Article X
TERMINATION

10.1            Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing only as follows:

(a)            by mutual written consent of the Company and the SPAC;

(b)            by written notice from the Company or the SPAC to the other if any Authority shall have enacted, issued, promulgated, enforced or entered any Order which has become final and non-appealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c)            by written notice from the Company or the SPAC to the other if the Closing has not occurred by the date that is the end of a nine (9)-month period from the date hereof (the “Long Stop Date”) and no material breach of this Agreement by the party seeking to terminate this Agreement shall have occurred or have been made; provided that the Long Stop Date may be extended to a later date by mutual written consent of the Company and SPAC, in which case such later date shall be deemed the Long Stop Date for purposes of this Agreement;

(d)            by written notice from the Company to the SPAC, without prejudice to any rights or obligations the Company may have, if the SPAC shall have materially breached any of its covenants, agreements, representations and warranties contained herein or in any Additional Agreement to be performed on or prior to the Closing Date and such breach shall not be cured within fifteen (15) days following receipt by the SPAC of a notice describing in reasonable detail the nature of such breach, which termination right shall not be exercisable by the Company if the Company is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(e)            by written notice from the Company to the SPAC, if the Required SPAC Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Special Meeting duly convened therefor or at any adjournment or postponement thereof taken in accordance with this Agreement;

(f)            by written notice from the Company to the SPAC if there has been a SPAC Change of Recommendation;

(g)            by written notice from the SPAC to the Company, without prejudice to any rights or obligations the SPAC may have, if the Company or Merger Sub shall have materially breached any of its representations, warranties, agreements or covenants contained herein or in any Additional Agreement to be performed on or prior to the Closing Date and such breach shall not be cured within fifteen (15) days following receipt by the Company of a notice describing in reasonable detail the nature of such breach, which termination right shall not be exercisable by the SPAC if the SPAC is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(h)            by written notice from the SPAC to the Company if the Required Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Special Meeting.

10.2            Effect of Termination. Except as otherwise set forth in this Section 10.2 or Section 11.12 (Further Assurance; Enforcement), in the event of the valid termination of this Agreement pursuant to Section 10.1 (Termination), this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its Affiliates, or its and Affiliates’ Representatives, other than liability of any party for any fraud or any intentional and willful breach of this Agreement by such party occurring prior to such termination. The provisions of Article IX (Governing Law and Dispute Resolution) through Article XI (Miscellaneous), inclusive, shall survive any termination hereof (collectively, the“ Surviving Provisions ”) and any other Section or Article of this Agreement referenced in the Surviving Provisions to the extent required to survive in order to give effect to the Surviving Provisions, and the NDA, shall in each case survive any termination of this Agreement pursuant to the terms and conditions of this Agreement and the NDA, respectively.

Article XI
MISCELLANEOUS

11.1            Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by email, on the date that transmission is confirmed electronically, if by 4:00PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company or Merger Sub, to:

Hypebeast Limited
40/F, Cable TV Tower
No. 9 Hoi Shing Road, Tsuen Wan
New Territories, Hong Kong

Attn: Patrick Wong
Email: patrick.wong@101medialab.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

26th Floor, Gloucester Tower, The Landmark
15 Queen’s Road Central, Hong Kong

Attn: Daniel Dusek, Nicholas Norris, Joey Chau, Joseph Raymond Casey
Email: daniel.dusek@kirkland.com, nicholas.norris@kirkland.com, joey.chau@kirkland.com, joseph.casey@kirkland.com if to SPAC:

Iron Spark I Inc.

125 N Cache St.
Second Floor
Jackson, Wyoming 83001
Attn: Joshua L. Spear

Email: josh@ironspark.com

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attn: Giovanni Caruso
Email: gcaruso@loeb.com

11.2          Amendments; No Waivers; Remedies.

(a)            This Agreement cannot be amended, except by a writing signed by each of the SPAC and the Company, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b)            Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c)            Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d)            Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

11.3            Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between or among the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

11.4            Publicity. Except as required by Law (including the Listing Rules) and except with respect to the SPAC SEC Documents, the Company HKSE Filings (including the Required Company Shareholder Communications), the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by Law (including the Listing Rules), the parties will use their commercially reasonable efforts to cause a mutually agreeable release or public disclosure to be issued.

11.5            Expenses. Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, unless otherwise specified herein. Notwithstanding the foregoing, (a) any filing fees with respect to any regulatory or governmental filings shall be shared equally by the Company and the SPAC; (b) in the event that this Agreement is terminated pursuant to Section 10.1(a), Section 10.1(d) or Section 10.1(e), the SPAC shall pay or reimburse or shall cause to be paid or reimbursed the Company for all fees and expenses incurred by the Company in connection with the preparation and delivery of the PCAOB Financial Statements; and (c) in no event shall any SPAC Stockholder be entitled in its capacity as a stockholder of SPAC to reimbursement or repayment of any costs or expenses incurred in respect of the transactions contemplated by this Agreement or any Additional Agreement.

11.6            No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

11.7            Non-Survival of Representations, Warranties and Covenants. Except for those covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Closing, and then only with respect to any breaches occurring after the Closing or as otherwise contemplated by Section 10.2 (Effect of Termination), the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including any confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall not survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof).

11.8            Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages (including by email or in .pdf format) that together (but need not individually) bear the signatures of all other parties.

11.9            Entire Agreement. This Agreement together with the Additional Agreements and the NDA, including any exhibits and schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), including the LOI, all of which are merged herein. No provision of this Agreement or any Additional Agreement, including any exhibits and schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

11.10            Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

11.11            Construction of Certain Terms and References; Captions. In this Agreement and unless the context of this Agreement otherwise requires or unless otherwise specified:

(a)            References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b)            (i) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) “party” means a party signatory hereto; (iii) any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others; “including” means “including without limitation;” (iv) “or” means “and/or;” (v) “any” means “any one, more than one, or all;” (vi) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” (vii) the word “will” shall be construed to have the same meaning as the word “shall”; (viii) each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form; (ix) references to “written” or “in writing” include in electronic form; (x) any financial or accounting term has the meaning of the term under IFRSs or HKFRSs (as applicable) as consistently applied heretofore by the Company Group throughout the respective periods involved; and (xi) a reference to any Person includes such Person’s predecessors, successors and permitted assigns.

(c)            Any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered section in the relevant Disclosure Letter means the same-numbered section of such Disclosure Letter.

(d)            If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(e)            Captions, headings and the table of contents contained in this Agreement are not a part of this Agreement, but are included for convenience only.

(f)            Capitalized terms used in the Exhibits and the Disclosure Letter and not otherwise defined therein have the meanings given to them in this Agreement.

11.12            Further Assurances; Enforcement. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement. Each party agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waiver any requirement for the securing or posting of any bond in connection therewith.

11.13            Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto; provided that (a) the D&O Indemnified Persons (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 6.9(a); and (b) each Company Counsel (and their respective successors, heirs and Representatives) is an intended third-party beneficiary of, and may enforce, Section 11.16 (Conflicts and Privilege).

11.14            Waiver. Reference is made to the final IPO prospectus of the SPAC, dated June 8, 2021 (the “Prospectus”). The Company has read the Prospectus and understand that the SPAC has established the Trust Account for the benefit of the public stockholders of the SPAC and the underwriters of the IPO pursuant to the Investment Management Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the SPAC may disburse monies from the Trust Account only for the purposes set forth in the Investment Management Trust Agreement. For and in consideration of the SPAC agreeing to enter into this Agreement, the Company hereby agrees, notwithstanding any other provision of this Agreement or otherwise, that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, Contracts or agreements with the SPAC.

11.15            Disclosure Letters. The Company Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter or the SPAC Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter to which it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality or that the facts underlying such information constitute a Company Material Adverse Effect or a SPAC Material Adverse Effect, as applicable.

11.16            Conflicts and Privilege. The parties agree that, notwithstanding the fact that Kirkland & Ellis LLP (the “Company Counsel”) may have, prior to the Closing, represented the Company and Merger Sub in connection with this Agreement, the Additional Agreements and the Transactions, and has also represented the Company, the Merger Sub and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, the Company Counsel will be permitted in the future, after the Closing, to represent the shareholders or holders of other equity interests of the Company on or prior to the Closing or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (each a “Designated Person”) in connection with matters in which such Persons are adverse to the Surviving Corporation, including any disputes arising out of, or related to, this Agreement. The Company and the Merger Sub hereby agree, in advance, to waive (and to cause their respective Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with the Company Counsel’s future representation of any Designated Person in which the interests of such Person are adverse to the interests of the Company and/or the Merger Sub or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by the Company Counsel of any Designated Person. The parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Company and each other Designated Person shall be deemed the client of the Company Counsel with respect to the negotiation, execution and performance of this Agreement and the Additional Agreements. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the relevant Designated Person, shall be controlled by such Designated Person and shall not pass to or be claimed by the Surviving Corporation.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SPAC:

IRON SPARK I INC.

By:	/s/ Joshua L. Spear
	Name:	Joshua L. Spear
	Title:	Chief Executive Officer and Director

Signature Page to Merger Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company:

HYPEBEAST LIMITED

By:	/s/ Kevin Ma
	Name:	Kevin Ma
	Title:	Authorized Signatory

Signature Page to Merger Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Merger Sub:

HYPEBEAST WAGMI INC.

By:	/s/ Kevin Ma
	Name:	Kevin Ma
	Title:	President

Signature Page to Merger Agreement